UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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National Oilwell Varco, Inc.

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NATIONAL OILWELL VARCO, INC.

7909 Parkwood Circle Drive

Houston, Texas 77036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 13, 2015

DATE:           Wednesday, May 13, 2015

TIME:            10:00 a.m. (Houston time)

PLACE:          National Oilwell Varco

                         7909 Parkwood Circle Dr.

                         Houston, Texas 77036

The 2015 annual meeting of stockholders (“Annual Meeting”) of National Oilwell Varco, Inc. will be held at the Company’s corporate headquarters located at 7909 Parkwood Circle Drive, Houston, Texas on Wednesday, May 13, 2015, at 10:00 a.m. local time, for the following purposes:

•	To elect nine directors to hold office for a one-year term;

•	To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2015;

•	To consider and act upon an advisory proposal to approve the compensation of our named executive officers; and

•	To consider and act upon any other matters that may properly come before the annual meeting or any postponement or adjournment thereof.

The Board of Directors recommends that you vote “FOR” the election of the nine nominees for director (Proposal 1), “FOR” the proposal to ratify the appointment of Ernst & Young LLP as Independent Auditors of the Company for 2015 (Proposal 2), and “FOR” the approval of the compensation of our named executive officers (Proposal 3).

The Board of Directors has set April 1, 2015 as the record date for the Annual Meeting. If you were a stockholder of record at the close of business on April 1, 2015, you are entitled to vote at the Annual Meeting. A complete list of these stockholders will be available for examination at the Annual Meeting and during ordinary business hours at our offices at 7909 Parkwood Circle Drive, Houston, Texas for a period of ten days prior to the Annual Meeting.

You are cordially invited to join us at the Annual Meeting. However, to ensure your representation, we request that you return your signed proxy card at your earliest convenience, whether or not you plan to attend the Annual Meeting. You may revoke your proxy at any time if you wish to attend and vote in person.

By Order of the Board of Directors

/s/ Craig L. Weinstock

Craig L. Weinstock

Senior Vice President, General Counsel and Secretary

Houston, Texas

April 10, 2015

NATIONAL OILWELL VARCO, INC.

7909 Parkwood Circle Drive

Houston, Texas 77036

PROXY STATEMENT

Except as otherwise specifically noted in this Proxy Statement, the “Company,” “we,” “our,” “us,” and similar words in this Proxy Statement refer to National Oilwell Varco, Inc.

ANNUAL MEETING:	Date: Wednesday, May 13, 2015

Time: 10:00 a.m. (Houston time)

Place: National Oilwell Varco

7909 Parkwood Circle Dr.

Houston, Texas 77036

AGENDA:	Proposal 1: To elect nine nominees as directors of the Company for a term of one year.

Proposal 2: To ratify the appointment of Ernst & Young LLP as independent auditors of the Company.

Proposal 3: To approve, on an advisory basis, the compensation of our named executive officers.

The Board of Directors recommends that you vote “FOR” the election of the nine nominees for director (Proposal 1), “FOR” the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2015 (Proposal 2), and “FOR” the approval of the compensation of our named executive officers (Proposal 3).

RECORD DATE/ WHO CAN VOTE:	All stockholders of record at the close of business on April 1, 2015 are entitled to vote. The only class of securities entitled to vote at the Annual Meeting is National Oilwell Varco common stock. Holders of National Oilwell Varco common stock are entitled to one vote per share at the Annual Meeting.

PROXIES SOLICITED BY:	Your vote and proxy is being solicited by the Board of Directors for use at the Annual Meeting. This Proxy Statement and enclosed proxy card is being sent on behalf of the Board of Directors to all stockholders beginning on or about April 10, 2015. By completing, signing and returning your proxy card, you will authorize the persons named on the proxy card to vote your shares according to your instructions.

PROXIES:	If your properly executed proxy does not indicate how you wish to vote your common stock, the persons named on the proxy card will vote FOR election of the nine nominees for director (Proposal 1), FOR the ratification of the appointment of Ernst & Young LLP as independent auditors (Proposal 2), and FOR the approval of the compensation of our named executive officers (Proposal 3).

REVOKING YOUR PROXY:	You can revoke your proxy at any time prior to the time that the vote is taken at the meeting by: (i) filing a written notice revoking your proxy; (ii) filing another proxy bearing a later date; or (iii) casting your vote in person at the Annual Meeting. Your last vote will be the vote that is counted.

QUORUM:	As of April 1, 2015, there were 394,381,611 shares of National Oilwell Varco common stock issued and outstanding. The holders of these shares have the right to cast one vote for each share held by them. The presence, in person or by proxy, of stockholders entitled to cast at least 197,190,806 votes constitutes a quorum for adopting the proposals at the Annual Meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining a quorum, as will broker non-votes. A broker non-vote occurs when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given. If you have properly signed and returned your proxy card by mail, you will be considered part of the quorum, and the persons named on the proxy card will vote your shares as you have instructed them.

VOTE REQUIRED FOR APPROVAL:	For the proposal to elect the nine director nominees (Proposal 1), our bylaws require that each director nominee be elected by the majority of votes cast with respect to such nominee (i.e., the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). For additional information regarding our majority voting policy, see page 4 of the proxy statement. You cannot abstain in the election of directors and broker non-votes are not counted. Brokers are not permitted to vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

Approval of the proposal to ratify the appointment of Ernst & Young LLP as independent auditors (Proposal 2), and the proposal to approve the compensation of our named executive officers (Proposal 3), will require the affirmative vote of a majority of the shares of our common stock entitled to vote and present in person or by proxy. An abstention will have the same effect as a vote “against” such proposal. With respect to Proposal 3, brokers are not permitted to vote your shares in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

MULTIPLE PROXY CARDS:	If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all of your shares are voted.

HOUSEHOLDING:

The U.S. Securities and Exchange Commission, or SEC, has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a copy of these materials, other than the Proxy Card, to those stockholders. This process, which is commonly referred to as “householding,” can mean extra convenience for stockholders and cost savings for the Company. Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record. Through householding, stockholders of record who have the same address and last name will receive only one copy of our Proxy Statement and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate Proxy Cards. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of Proxy Statements and Annual Reports, or if you hold stock in more than one account and wish to receive only a single copy of the Proxy Statement or Annual Report for your household, please contact Broadridge Householding Department, in writing, at 51 Mercedes Way, Edgewood, New York 11717, or by phone at (800) 542-1061. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and Annual Report, please notify your broker if you are a beneficial stockholder.

COST OF PROXY SOLICITATION:	We have retained InvestorCom, Inc. to solicit proxies from our stockholders at an estimated fee of $5,500, plus expenses. This fee does not include the costs of preparing, printing, assembling, delivering and mailing the Proxy Statement. The Company will pay for the cost of soliciting proxies. Some of our directors, officers and employees may also solicit proxies personally, without any additional compensation, by telephone or mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to Be Held on Wednesday, May 13, 2015.

The Company’s 2015 Proxy Statement and the Annual Report to Stockholders for the year ended 2014 are also available at:

http://www.proxyvote.com

For directions to the Annual Meeting, please contact investor relations at 713-346-7500.

PLEASE VOTE – YOUR VOTE IS IMPORTANT

ELECTION OF DIRECTORS

PROPOSAL NO. 1 ON THE PROXY CARD

Clay C. Williams, Greg L. Armstrong, Robert E. Beauchamp, Marcela E. Donadio, Ben A. Guill, David D. Harrison, Roger L. Jarvis, Eric L. Mattson and Jeffery A. Smisek are nominees for directors for a one-year term expiring at the Annual Meeting in 2016, or when their successors are elected and qualified. Each of the nominees was elected as a director at the 2014 Annual Meeting. We believe each of the nominees will be able to serve if elected. However, if any nominee is unable to serve, the remaining members of the Board have authority to nominate another person, elect a substitute, or reduce the size of the Board. Directors whose terms expire in 2016 will continue to serve in accordance with their prior election or appointment. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Vote Required for Approval

National Oilwell Varco’s Bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). In a contested election (i.e., a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. Whether an election is contested or not is determined as of a date that is 14 days in advance of when we file our definitive proxy statement with the SEC. This year’s election was determined to be an uncontested election, and the majority vote standard will apply. If a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws and Corporate Governance Guidelines, each director must submit an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected through a majority vote. In that situation, the Nominating/Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board will act on the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the annual meeting, Delaware law provides that the nominee does not serve on the Board as a “holdover director.” All director nominees are currently serving on the Board.

Brokers are not permitted to vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

Key Attributes, Experience and Qualifications

The Company believes that each member of its Board of Directors possess the basic attributes of being a director of the Company, namely having a reputation for integrity, honesty, candor, fairness and discretion. Each director has also become knowledgeable in major aspects of the Company’s business and operations, which has allowed the Board to provide better oversight functions to the Company.

The Company considered the following factors in determining that the board member should serve on the Board:

CLAY C. WILLIAMS, 52

Mr. Williams has been a Director of the Company since November 2013 and Chairman of the Board since May 30, 2014. Mr. Williams has served as the Company’s Chief Executive Officer since February 2014 and as the Company’s President since December 2012. Mr. Williams served as the Company’s Chief Operating Officer from December 2012 until February 2014. Mr. Williams previously served as the Company’s Executive Vice President from February 2009 and as the Company’s Senior Vice President and Chief Financial Officer from March 2005, until December 2012. He served as Varco’s Vice President and Chief Financial Officer from January 2003 until its merger with the Company on March 11, 2005. From May 2002 until January 2003, Mr. Williams served as Varco’s Vice President Finance and Corporate Development. From February 2001 until May 2002, and from February 1997 until February 2000, he served as Varco’s Vice President—Corporate Development. Mr. Williams serves as a director of Benchmark Electronics, Inc., a company engaged in providing electronic manufacturing services in the United States and internationally.

Mr. Williams has been an officer of a publicly traded company since 1997, occupying positions of increasing importance from VP-Corporate Development, to Senior VP and CFO, to President and COO, to President and CEO. Mr. Williams has extensive experience with the Company and the oil service industry. Mr. Williams has an MBA degree from the University of Texas at Austin, as well as a BS in Civil/Geological Engineering from Princeton University. Mr. Williams has also gained valuable outside board experience from his tenure as a director of Benchmark Electronics, Inc.

GREG L. ARMSTRONG, 56

Mr. Armstrong has been a Director of the Company since March 2005. Mr. Armstrong served as a Director of Varco from May 20, 2004 until its merger with the Company on March 11, 2005. Since 1998, he has been the Chairman of the Board and Chief Executive Officer of Plains All American GP LLC, the general partner and controlling entity of Plains All American Pipeline, L.P., a publicly traded master limited partnership engaged in the business of marketing, gathering, transporting, terminalling and storing crude oil. From 2010 to 2013, he served as Chairman of the Board and Chief Executive Officer of PAA Natural Gas Storage, L.P., a publicly traded master limited partnership engaged in the natural gas storage business, the outstanding minority interest of which was acquired by Plains All American in 2013. Mr. Armstrong is Finance Committee Chairman of the National Petroleum Council and is a director of the Federal Reserve Bank of Dallas and previously served as a director and Chairman of the Federal Reserve Bank of Dallas, Houston Branch.

Mr. Armstrong provides valuable service and experience to the Audit Committee, due to his experience serving as an auditor for a major accounting firm, approximately 30 years of being a certified public accountant (currently inactive) and seven years of experience serving as a chief financial officer. Mr. Armstrong has been an officer of a publicly traded energy company since 1981, occupying positions of increasing importance ranging from controller, to CFO, to COO and CEO. Through service in these roles, he gained extensive experience in assessing the risks associated with various energy industry cycles. He also gained valuable outside board experience from his previous tenure as a director of BreitBurn Energy Partners.

ROBERT E. BEAUCHAMP, 55

Mr. Beauchamp has been a Director of the Company since August 2002. Since 2001, he has served as President and Chief Executive Officer of BMC Software, Inc., a leading provider of enterprise IT management solutions. Since 2008, Mr. Beauchamp has also served as Chairman of the Board of BMC Software. During his 27-year career with BMC Software, he has served in a variety of leadership roles in sales, marketing, corporate development, and product management and development.

Mr. Beauchamp has served as the chief executive officer and chairman of the board of a publicly traded company for the past 14 years, which went private in 2013. Mr. Beauchamp has extensive business experience in the information technology sector, including occupying positions in the areas of sales, marketing, research and development and corporate development. Mr. Beauchamp’s experience outside the energy industry helps provide a different perspective for the Company. He has a bachelor’s degree in finance, as well as a master’s degree in management.

MARCELA E. DONADIO, 60

Ms. Donadio has been a Director of the Company since April 2014. She was Americas Oil & Gas Sector Leader of Ernst & Young LLP, from which she retired in March 2014. Ms. Donadio joined Ernst & Young in 1976, serving since 1989 as audit partner for multiple companies in the oil and gas industry. She held various energy industry leadership positions until being named Americas Oil & Gas Sector Leader in 2007. In that role she was responsible for one of the firm’s most significant industry groups in the US and throughout the Americas. Ms. Donadio also served as spokesperson of the firm on business and industry issues affecting energy companies, including those relevant to accounting standards. Effective December 1, 2014, Ms. Donadio also serves on the Board of Directors of Marathon Oil Corporation.

Ms. Donadio provides valuable service and experience to the Audit Committee, due to her 37 years of audit and public accounting experience with a specialization in domestic and international operations in all segments of the energy industry. Ms. Donadio has in-depth experience on numerous audit engagements of global energy companies conducted in compliance with the Sarbanes-Oxley Act and under the financial reporting requirements of the SEC. Ms. Donadio earned a Bachelor of Science degree in Accounting from Louisiana State University and is a licensed certified public accountant in the State of Texas.

BEN A. GUILL, 64

Mr. Guill has been a Director of the Company since 1999. He is a Managing Partner of White Deer Energy, a middle market private equity fund focused on energy investments. Until April 2007, he was President of First Reserve Corporation, a corporate manager of private investments focusing on the energy and energy-related sectors, which he joined in September 1998. Prior to joining First Reserve, Mr. Guill was the Managing Director and Co-head of Investment Banking of Simmons & Company International, an investment-banking firm specializing in the oil service industry.

Mr. Guill has an MBA degree and 20 years of experience in investment banking and 14 years of experience in private equity. Mr. Guill also served as president of a private investment firm focused on the energy sector. Mr. Guill has over 33 years of experience in the energy industry as an investment banker and private equity investor. Mr. Guill also gained valuable outside board experience from his previous tenures as a director of: Dresser, Inc., Quanta Services, Inc., T-3 Energy Services, Inc., Chart Industries, Inc. and the general partner of Cheniere Energy Partners, L.P.

DAVID D. HARRISON, 67

Mr. Harrison has been a Director of the Company since August 2003. He has served as Executive Vice President and Chief Financial Officer of Pentair, Inc., a diversified manufacturer in water technologies and enclosures businesses, since February 2000 until his retirement in February 2007. He also served as Executive Vice President and Chief Financial Officer of Pentair, Inc. from 1994 to 1996. From 1972 through 1994, Mr. Harrison held various domestic and international finance positions with a combination of General Electric and Borg-Warner Chemicals. Mr. Harrison served as a director of Navistar International Corporation until his retirement from the Board in October 2012. Navistar is a holding company whose wholly owned subsidiaries produce International® brand commercial trucks, MaxxForce brand diesel engines, IC brand school buses, and Workhorse brand chassis for motor homes and step vans. Mr. Harrison also serves as a director of James Hardie Industries, a leading fiber cement technology company.

Mr. Harrison provides valuable service and experience to the Audit Committee, due to his MBA degree, 29 years of being a certified management accountant and 15 years of experience serving as a chief financial officer and chief accounting officer of publicly traded companies. Mr. Harrison has 44 years of continuous experience in major domestic and foreign companies in a variety of different industries. Mr. Harrison’s experience outside the energy industry helps provide a different perspective for the Company. He has a bachelor’s degree in accounting. He has also gained valuable outside board experience from his tenure as a director of Navistar International Corporation and James Hardie Industries.

ROGER L. JARVIS, 61

Mr. Jarvis has been a Director of the Company since February 2002. Since August 2012, he has served as Chairman of Common Resources III LLC, a privately held company engaged in the business of exploration for and production of hydrocarbons in the United States. Mr. Jarvis previously served as Chairman of Common Resources II from May 2010 until its acquisition in August 2012 and at Common Resources LLC from 2007 until its acquisition in May 2010. He served as Chairman, President, Chief Executive Officer and Director of Spinnaker Exploration Company, a natural gas and oil exploration and production company, from 1996 and as its Chairman of the Board from 1998, until its acquisition by Norsk Hydro ASA in December 2005.

Mr. Jarvis served as the chief executive officer and chairman of the board of a publicly traded company in the oil and gas industry for 12 years. Mr. Jarvis has extensive experience in the oil and gas exploration business involving the drilling, completion and production of oil and gas wells, both offshore and onshore. As a result of this extensive experience, Mr. Jarvis is very familiar with the strategic and project planning processes that impact the Company’s business. He also gained valuable outside board experience from his previous tenure as a director of the Bill Barret Corporation.

ERIC L. MATTSON, 63

Mr. Mattson has been a Director of the Company since March 2005. Mr. Mattson served as a Director of Varco (and its predecessor, Tuboscope Inc.) from January 1994 until its merger with the Company on March 11, 2005. Mr. Mattson is currently an investor in and serves as the EVP and Chief Financial Officer of Select Energy Services, LLC, a privately held oil service company located in Gainesville, Texas. Prior to that, Mr. Mattson served as Senior Vice President and Chief Financial Officer of VeriCenter, Inc., a private provider of managed hosting services, since 2003, until its acquisition in August 2007. From November 2002 until October 2003, Mr. Mattson worked as an independent consultant. Mr. Mattson was the Chief Financial Officer of Netrail, Inc., a private Internet backbone and broadband service provider, from September 1999 until November 2002. From July 1993 until May 1999, Mr. Mattson served as Senior Vice President and Chief Financial Officer of Baker Hughes Incorporated, a provider of products and services to the oil, gas and process industries. Mr. Mattson serves as a director of Rex Energy Corporation, a company engaged in the acquisition, production, exploration and development of oil and gas.

Mr. Mattson provides valuable service and experience to the Audit Committee, due to his MBA degree and 41 years of financial experience, including 22 years as a chief financial officer of four different companies. Mr. Mattson has extensive experience in the oil service business, having worked in that industry for over 32 years. He also has extensive mergers and acquisitions experience of over 32 years on a global basis. Mr. Mattson has dealt with all facets of potential risk areas for a global energy service company, as a former chief financial officer of Baker Hughes, and brings that experience and perspective to the Company.

JEFFERY A. SMISEK, 60

Mr. Smisek has been a Director of the Company since March 2005. Mr. Smisek served as a Director of Varco (and its predecessor, Tuboscope Inc.) from February 1998 until its merger with the Company on March 11, 2005. Mr. Smisek has served as President, Chief Executive Officer and a director of United Continental Holdings, Inc.

since October 2010, and as Chairman of the Board, President and Chief Executive Officer since January 2013. Mr. Smisek previously served as Chairman, President and Chief Executive Officer of Continental Airlines, Inc. from January 2010 until its merger with United Airlines, Inc. in October 2010. Mr. Smisek previously served Continental Airlines, Inc. as: President and Chief Operating Officer from September 2008 until December 2009 and President and a director from December 2004.

Mr. Smisek has been an executive officer of a publicly traded company since 1995, occupying positions of increasing importance ranging from General Counsel, to President and COO, to Chairman and CEO. Mr. Smisek has extensive business experience in the airline industry, which helps provide a different perspective for the Company. Mr. Smisek has a law degree and has prior experience practicing law for a major law firm, which provides him with extensive experience in assessing and dealing with different types of risks. He has also gained valuable outside board experience from his tenure as a director and chairman of the board of Continental Airlines, and his current position as chairman of the board of United Continental Holdings.

Your Board of Directors recommends that you vote “FOR” the election of the nine nominees for director.

COMMITTEES AND MEETINGS OF THE BOARD

Committees

The Board of Directors appoints committees to help carry out its duties. The Board of Directors has the following standing committees: Audit, Compensation, and Nominating/Corporate Governance. Last year, the Board of Directors met six times and the committees met a total of 15 times. As an employee of the Company, Mr. Williams does not serve on any committees. The following table sets forth the committees of the Board of Directors and their members during 2014, as well as the number of meetings each committee held during 2014:

Director	Audit	Compensation	Nominating/Corporate Governance
Clay C. Williams
Greg L. Armstrong	M
Robert E. Beauchamp		M	C
Marcela E. Donadio	M
Ben A. Guill		M
David D. Harrison	C
Roger L. Jarvis			M
Eric L. Mattson	M
Jeffery A. Smisek		C	M
Number of Meetings Held in 2014	10	3	2

C:	Chair M: Member

Attendance at Meetings

Each incumbent director attended at least 75% of the meetings of the Board and committees of which that director was a member.

Audit Committee

Mr. Harrison (Chairman), Mr. Armstrong, Ms. Donadio and Mr. Mattson are the current members of the Audit Committee. All members of this committee are “independent” within the meaning of the rules governing audit committees by the New York Stock Exchange, or NYSE.

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	monitor the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, and disclosure controls and procedures;

•	select and appoint the Company’s independent auditors, pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to the Company by the Company’s independent auditors, and establish the fees and other compensation to be paid to the independent auditors;

•	monitor the independence and performance of the Company’s independent auditors and internal audit function;

•	establish procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure or auditing matters, and provide an avenue of communication among the independent auditors, management, the internal audit function and the Board of Directors;

•	prepare an audit committee report as required by the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement; and

•	monitor the Company’s compliance with legal and regulatory requirements.

A copy of the Audit Committee Charter is available on the Company’s website, www.nov.com, under the Investor Relations/Corporate Governance section.

Audit Committee Financial Expert

The Board of Directors has determined that all members of the Audit Committee meet the NYSE standard of having accounting or related financial management expertise and meet the SEC’s criteria of an Audit Committee Financial Expert.

Compensation Committee

Messrs. Smisek (Chairman), Beauchamp and Guill are the current members of the Compensation Committee. All members of the Compensation Committee are independent as defined by the applicable NYSE listing standards.

The Compensation Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	discharge the Board’s responsibilities relating to compensation of the Company’s directors and executive officers;

•	approve and evaluate all compensation of directors and executive officers, including salaries, bonuses, and compensation plans, policies and programs of the Company; and

•	administer all plans of the Company under which shares of common stock may be acquired by directors or executive officers of the Company.

A copy of the Compensation Committee Charter is available on the Company’s website, www.nov.com, under the Investor Relations/Corporate Governance section.

Compensation Committee Interlocks and Insider Participation. Messrs. Smisek, Beauchamp and Guill served on the Compensation Committee during 2014. Mr. Jarvis served on Compensation Committee until May 2014. None of these members is a former or current officer or employee of the Company or any of its subsidiaries, is involved in a relationship requiring disclosure as an interlocking executive officer/director, or had any relationship requiring disclosure under Item 404 of Regulation S-K.

Nominating/Corporate Governance Committee

Messrs. Beauchamp (Chairman), Jarvis and Smisek are the current members of the Nominating/Corporate Governance Committee. All members of the Nominating/Corporate Governance Committee are independent as defined by the applicable NYSE listing standards.

The Nominating/Corporate Governance Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	ensure that the Board and its committees are appropriately constituted so that the Board and directors may effectively meet their fiduciary obligations to stockholders and the Company;

•	identify individuals qualified to become Board members and recommend to the Board director nominees for each annual meeting of stockholders and candidates to fill vacancies in the Board;

•	recommend to the Board annually the directors to be appointed to Board committees;

•	monitor, review, and recommend, when necessary, any changes to the Corporate Governance Guidelines; and

•	monitor and evaluate annually the effectiveness of the Board and management of the Company, including their effectiveness in implementing the policies and principles of the Corporate Governance Guidelines.

A copy of the Nominating/Corporate Governance Committee Charter is available on the Company’s website, www.nov.com, under the Investor Relations/Corporate Governance section.

BOARD OF DIRECTORS

Director Nomination Process and Diversity Considerations

The Nominating/Corporate Governance Committee has the responsibility of identifying candidates for election as directors, reviewing background information relating to candidates for director, and recommending to the Board of Directors nominees for directors to be submitted to stockholders for election. It is the policy of the Committee to consider director candidates recommended by stockholders. Nominees to be evaluated by the Nominating/Corporate Governance Committee are selected by the Committee from candidates recommended by multiple sources, including other directors, management, stockholders, and candidates identified by independent search firms (which firms may be paid by the Company for their services), all of whom will be evaluated based on the same criteria. As of April 1, 2015, we had not received any recommendations from stockholders for potential director candidates. All of the current nominees for director are standing members of the Board that are proposed by the entire Board for re-election. Written suggestions for nominees should be sent to the Secretary of the Company at the address listed below.

The Board of Directors believes that nominees should reflect the following characteristics:

•	have a reputation for integrity, honesty, candor, fairness and discretion;

•	be knowledgeable, or willing to become so quickly, in the critical aspects of the Company’s businesses and operations;

•	be experienced and skillful in serving as a competent overseer of, and trusted advisor to, the senior management of at least one substantial enterprise; and

•	have a range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the full scope of the Company’s operations and interests.

The Board considers diversity in identifying nominees for director. The Board seeks to achieve a mix of directors that represents a diversity of background and experience, including with respect to gender and race. The Board considers diversity in a variety of different ways and in a fairly expansive manner. The Board not only considers diversity concepts such as race and gender, but also diversity in the sense of differences in viewpoint, professional experience, education, skill and other qualities and attributes that contribute to board heterogeneity. Also considered as part of the diversity analysis is whether the individual has work experience in the Company’s industry, or in the broader oil and gas industry. The Company believes the Board benefits from different viewpoints and experiences by having a mix of members of the Board who have experience in the oil and gas industry and those who do not have such experience.

The Nominating/Corporate Governance Committee reviews Board composition annually to ensure that the Board reflects the knowledge, experience, skills, expertise, and diversity required for the Board to fulfill its duties. There are currently no directorship vacancies to be filled on the Board. If and when the need arises for the Company to add a new director to the Board, the Nominating/Corporate Governance Committee will take every reasonable step to ensure that diverse candidates (including, without limitation, women and minority candidates) are in the pool from which nominees are chosen and strive to obtain diverse candidates by searching in traditional corporate environments, as well as government, academia, and non-profit organizations.

Any stockholder of record who is entitled to vote for the election of directors may nominate persons for election as directors if timely written notice in proper form of the intent to make a nomination at the Annual Meeting is received by the Company at National Oilwell Varco, Inc., 7909 Parkwood Circle Drive, Houston, TX 77036, Attention: Craig L. Weinstock, Secretary. The notice must be received no later than April 20, 2015 – 10 days after the first public notice of the Annual Meeting is first sent to stockholders. To be in proper form, the notice must contain prescribed information about the proponent and each nominee, including such information about each nominee as would have been required to be included in a proxy statement filed pursuant to the rules of the SEC had such nominee been nominated by the Board of Directors.

AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors, include providing oversight to the Company’s financial reporting process through periodic combined and separate meetings with the Company’s independent auditors and management to review accounting, auditing, internal controls and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent auditors.

The Board of Directors has determined that all of the members of the Audit Committee are independent based on the guidelines set forth by the NYSE and SEC rules for the independence of Audit Committee members. The Audit Committee held ten (10) meetings in 2014, and at each regularly scheduled quarterly meeting met separately in executive session with both the internal audit vice president and the independent audit partner, without management being present.

The Audit Committee reviewed and discussed with senior management the audited financial statements included in the Company’s Annual Report on Form 10-K. Management has confirmed to the Audit Committee that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. The Audit Committee has appointed Ernst & Young LLP as the Company’s independent external auditor for fiscal year 2015. The Audit Committee is responsible for audit fee negotiations associated with the Company’s retention of Ernst & Young LLP.

The Audit Committee discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed under the applicable rules of the Public Company Accounting Oversight Board (“PCAOB”), which require independent auditors to communicate certain matters related to the conduct of an audit to those who have responsibility for oversight of the financial reporting process. Among the matters to be communicated to the audit committee are: (1) methods used to account for significant unusual transactions; (2) the effect of critical and significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus; (3) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates; and (4) disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements. In addition, the Audit Committee reviewed with Ernst & Young their judgment as to the quality, not just the acceptability, of the Company’s accounting principles.

The Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding Ernst & Young’s communication with the Audit Committee concerning independence, and has discussed Ernst & Young’s independence with Ernst & Young.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2014 Annual Report on Form 10-K.

Notwithstanding the foregoing, the Audit Committee’s charter clarifies that it is not the Audit Committee’s duty to conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles (“GAAP”). Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of financial statements in accordance with GAAP. Management is also responsible for assuring compliance with laws and regulations and the Company’s corporate policies, subject to the Audit Committee’s oversight in the areas covered by the Audit Committee’s charter. The independent auditors are responsible for expressing opinions on those financial statements and on the effectiveness of the Company’s internal control over financial reporting.

Members of the Audit Committee

David D. Harrison, Committee Chairman

Greg L. Armstrong

Marcela E. Donadio

Eric L. Mattson

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

PROPOSAL NO. 2 ON THE PROXY CARD

Information Regarding our Independent Auditors

The Audit Committee of the Board of Directors has reappointed Ernst & Young LLP as independent auditors for 2015. Stockholders are being asked to vote upon the ratification of the appointment. Representatives of Ernst & Young will attend the Annual Meeting, where they will be available to respond to appropriate questions and have the opportunity to make a statement if they desire.

Vote Required for Approval

The proposal to ratify the appointment of Ernst & Young LLP as independent auditors will require approval of a majority of the shares of our common stock entitled to vote and present in person or by proxy. In accordance with NYSE rules, a proposal to ratify independent auditors is considered to be a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of beneficial owners who have not furnished voting instructions within the time period specified in the voting instructions submitted by such brokerage firms. Abstentions, which will be counted as votes present for the purpose of determining a quorum, will have the effect of a vote against the proposal. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, we will vote them for the ratification of the appointment of Ernst & Young LLP as independent auditors.

Audit Fees

The Audit Committee pre-approves all services provided by the Company’s independent auditors to the Company and its subsidiaries. Consideration and approval of such services generally occurs in the regularly scheduled quarterly meetings of the Audit Committee. The Audit Committee has delegated the Chairman of the Audit Committee to pre-approve allowed non-audit services, subject to review by the full committee at the next regularly scheduled meeting. The Audit Committee has considered whether the provision of all services other than those rendered for the audit of the Company’s financial statements is compatible with maintaining Ernst & Young’s independence and has concluded that their independence is not compromised.

The following table sets forth Ernst & Young LLP’s fees for services rendered during 2013 and 2014. All services provided by Ernst & Young LLP were pre-approved by the Audit Committee.

	2014	2013
Audit Fees	$8,685	$12,601
Audit Related Fees(1)	305	257
Tax Fees(2)	9,423	8,147
All Other Fees	—	—
Total	$18,413	$21,005

(1)	Consists primarily of fees for audits of employee benefit plans.
(2)	Consists primarily of fees for compliance, planning and advice with respect to various domestic and foreign corporate tax matters, including fees of $3.3 million and $2.0 million in 2014 and 2013, respectively, for services related to the spin-off of the Company’s distribution business into an independent publicly traded corporation named NOW Inc.

Your Board of Directors recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP.

APPROVAL OF COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS – PROPOSAL

NO. 3 ON THE PROXY CARD

A proposal will be presented at the meeting asking stockholders to approve on an advisory basis the compensation of the Company’s named executive officers as described in this proxy statement.

Why You Should Approve our Executive Compensation Program

The Company’s compensation philosophy is designed to attract and retain executive talent and emphasize pay for performance, including the creation of stockholder value. The Company encourages its stockholders to read the Executive Compensation section of this proxy statement, including the compensation tables, as well as the Compensation Discussion and Analysis (CD&A) section of this proxy statement, for a more detailed discussion of our compensation programs and policies. The Company believes its compensation programs and policies are appropriate and effective in implementing its compensation philosophy and in achieving its goals, and that they are aligned with stockholder interests and worthy of continued stockholder support.

In the past, our stockholders have overwhelmingly approved the compensation of our named executive officers. In May 2014, our stockholders approved, on an advisory basis, the compensation of our named executive officers with approximately 97% of stockholder votes cast in favor of our say-on-pay resolution. We believe this strong result indicates general approval from our stockholders of the Company’s existing approach to its compensation programs and policies.

We believe that stockholders should consider the following in determining whether to approve this proposal:

Compensation Program is Closely Linked to Stockholder Value

An important portion of each executive’s compensation at the Company is in the form of long-term incentive awards, which are directly linked to the Company’s performance and the creation of stockholder value. The Company’s long-term incentive awards consist of: stock options, performance-based restricted stock and performance share awards (as used herein, the terms “performance awards” and “performance share awards” shall have the same meaning). We believe this mix appropriately motivates long-term performance and rewards executives for both absolute gains in share price and relative financial performance against a designated peer group.

Strong Pay-for-Performance Orientation

•	Incentive Plan awards are aligned with our performance: For 2014, we made bonus payments to the Company’s named executive officers above the “target” level payout because our financial results met our financial goals set for 2014.

•	Base salaries: In 2014, the Company adjusted the base salary levels for certain of its named executive officers to better align them with competitive levels.

Compensation Program Has Appropriate Long-term Orientation

•	Minimum three-year vesting for equity awards: The Company encourages a long-term orientation by its executives through the use of three-year annual vesting requirements for options and three-year cliff vesting for performance based equity awards.

Summary of Good Governance and Risk Mitigating Factors

•	Limited Bonus payouts: Bonus awards cannot exceed 200% of target, thus capping payouts for short-term performance.

•	Balanced pay mix: The mix of pay is balanced between annual and long-term compensation.

•	Multiple year vesting of long-term incentives: Long-term incentive awards do not vest until three years after the grant.

•	CEO Pay: CEO base salary level has generally been below the competitive peer median, in spite of the Company’s strong financial and operational performance over the past few years. This is due to the former CEO (Mr. Merrill A. Miller, Jr.) declining increases in base salary recommended by the Compensation Committee. Additionally, the current CEO (Mr. Clay C. Williams) voluntarily reduced his base salary in February 2015 in light of market conditions in our industry.

•	Adoption of Executive Stock Ownership Guidelines: The Company has stock ownership guidelines for executive officers that help align the interests of the Company’s executive officers and the Company’s stockholders by requiring executives to accumulate and retain a meaningful level of the Company’s stock.

•	Clawback Policy: Awards of long-term equity compensation and compensation under the Company’s annual cash incentive plan can be recouped by the Compensation Committee if it determines that the recipient of such award has engaged in material misconduct.

The Company’s compensation program for its named executive officers has been thoughtfully designed to support the Company’s long-term business strategies and drive creation of stockholder value. The program does not encourage excessive risk-taking by management. It is aligned with the competitive market for talent, and highly sensitive to Company performance. The Company believes its program delivers reasonable pay that is strongly linked to Company performance over time.

The following resolution will be submitted for a stockholder vote at the 2015 annual meeting:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers listed in the 2014 Summary Compensation Table included in the proxy statement for this meeting, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the section entitled “Executive Compensation”, including the compensation tables and other narrative executive compensation disclosures set forth under that section, as well as the section in the proxy statement entitled “Compensation Discussion and Analysis”.

This advisory vote on the compensation of the Company’s named executive officers gives stockholders another mechanism to convey their views about the Company’s compensation programs and policies. Although your vote on executive compensation is not binding on the Company, the Board values the views of stockholders. The Board and Compensation Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions.

Your Board of Directors recommends that you vote “FOR” the proposal to approve the compensation of our named executive officers.

CORPORATE GOVERNANCE

National Oilwell Varco’s Board of Directors is committed to promoting transparency in reporting information about the Company, complying with the spirit as well as the literal requirements of applicable laws, rules and regulations, and corporate behavior that conforms to corporate governance standards that substantially exceed the consensus view of minimum acceptable corporate governance standards. The Board of Directors adopted Corporate Governance Guidelines which established provisions for the Board’s composition and function, Board committees and committee membership, evaluation of director independence, the roles of the Chairman of the Board, the Chief Executive Officer and the Lead Director, the evaluation of the Chief Executive Officer, regular meetings of non-employee directors, board conduct and review, selection and orientation of directors, director compensation, access to management and independent advisors, and annual review of the Corporate Governance Guidelines. A copy of the Corporate Governance Guidelines is available on the Company’s website, www.nov.com, under the Investor Relations/Corporate Governance section. The Company will furnish print copies of the Corporate Governance Guidelines, as well as its Committee charters, to interested stockholders without charge, upon request. Written requests for such copies should be addressed to: Craig L. Weinstock, Secretary, National Oilwell Varco, Inc., 7909 Parkwood Circle Drive, Houston, Texas 77036.

Director Independence

The Corporate Governance Guidelines address, among other things, standards for evaluating the independence of the Company’s directors. The Board undertakes an annual review of director independence and considers transactions and relationships during the prior year between each director or any member of his or her immediate family and the Company and its affiliates, including those reported under “Certain Relationships and Related Transactions” in this Proxy Statement. As a result of this annual review, the Board affirmatively determined that a majority of the members of the Board of Directors are independent of the Company and its management under the standards set forth in the Corporate Governance Guidelines. The following directors were affirmed as independent: Greg L. Armstrong, Robert E. Beauchamp, Marcela E. Donadio, Ben A. Guill, David D. Harrison, Roger L. Jarvis, Eric L. Mattson, and Jeffery A. Smisek.

Board Leadership

Currently, the roles of Chairman of the Board and Chief Executive Officer are combined at the Company. The Company believes that effective corporate governance, including the independent oversight of management, does not require that the Chairman of the Board be an independent director or that the offices of Chairman and Chief Executive Officer be separated. The Company believes that its stockholders are best served by a Board that has the flexibility to establish a leadership structure that fits the needs of the Company at a particular point in time.

The Board believes that our current Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with our business and most capable of effectively identifying strategic priorities and leading the discussion and execution of our strategy. The Board also believes that the combined role of Chairman and Chief Executive Officer facilitates information flow between management and the Board.

To assist with providing independent oversight of management and the Company’s strategy, the non-employee members of the Board of Directors have appointed Greg L. Armstrong, an independent director, as Lead Director. The Lead Director is responsible for: (1) developing the agenda for, and presiding over the executive sessions of, the Board’s non-management directors, (2) facilitating communications between the Chairman of the Board and other members of the Board, (3) coordinating, with the Chairman, the assessment of the committee structure, organization, and charters, and evaluating the need for any changes, (4) acting as principal liaison between the non-management directors and the Chief Executive Officer on matters dealt with in executive session, and (5) assuming such further tasks as the independent directors may determine.

The Board also holds executive sessions on a quarterly basis at which only non-employee directors are present. In addition, the committees of the Board provide independent oversight of management. Each of the committees of the Board is composed entirely of independent directors.

The Board has concluded that the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described above, is in the best interest of stockholders because it provides an appropriate balance between our Chairman’s ability to lead the Board and the Company and the ability of our independent directors, under the leadership of our Lead Director, to provide independent objective oversight of our management.

Board Role in Risk Oversight

The Board of Directors and its committees help conduct certain risk oversight functions for the Company. The Board is periodically advised on the status of various factors that could impact the business and operating results of the Company, including oil and gas prices and the Company’s backlog for drilling equipment. The full Board is also responsible for reviewing the Company’s strategy, business plan, and capital expenditure budget at least annually. Through these various functions, the Board is able to monitor these risks and assist the Company in determining whether certain mitigating actions, if any, need to be taken.

The Audit Committee serves an important role in providing risk oversight, as further detailed in its charter. One of the Audit Committee’s primary duties and responsibilities is to monitor the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, and disclosure controls and procedures. The Audit Committee is also responsible for establishing procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure or auditing matters, and providing an avenue of communication among the independent auditors, management, the internal audit function and the Board. In addition, the Audit Committee monitors the Company’s compliance with legal and regulatory requirements. The Company considers the Audit Committee an important part of the risk management process, and senior management works closely with the Audit Committee on these matters in managing material risks to the Company.

The other committees of the Board also assist in the risk oversight function. The Nominating/Corporate Governance Committee is responsible for ensuring that the Board and its committees are appropriately constituted so that the Board and its directors may effectively meet their fiduciary obligations to stockholders and the Company. The Nominating/Corporate Governance Committee is also responsible for monitoring and evaluating on an annual basis the effectiveness of the Board and management of the Company, including their effectiveness in implementing the policies and principles of the Corporate Governance Guidelines. The Compensation Committee is responsible for compensation of the Company’s directors and executive officers. These various responsibilities of these committees allow them to work with the Company to make sure these areas do not pose undue risks to the Company.

Risk Assessment in Compensation Programs

Consistent with SEC disclosure requirements, the Company, its Compensation Committee and the Compensation Committee’s independent compensation consultant assess the Company’s executive and broad-based compensation programs on an annual basis and have concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Although we reviewed all material compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout.

During such review, we noted that the variable forms of compensation, namely the annual cash incentive bonus program and long-term equity incentives, have structural limitations and other mitigating controls which are designed to prevent the Company from being exposed to unexpected or unbudgeted compensation cost. For example, bonus payments to an executive under the annual cash incentive bonus program are capped at a certain percentage of the executive’s base salary, and the number of shares of restricted stock and stock options granted under the Company’s long-term equity incentive plan are fixed amounts of shares.

After such review and assessment, the Company, the Compensation Committee and the Compensation Committee’s consultant believe that the Company’s compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. The Company and the Compensation Committee also believe that the Company’s incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Policies on Business Ethics and Conduct

The Company has a long-standing Business Ethics Policy. In April 2003, the Board adopted the Code of Business Conduct and Ethics For Members of the Board of Directors and Executive Officers and the Code of Ethics for Senior Financial Officers. These codes are designed to focus the Board and management on areas of ethical risk, provide guidance to personnel to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct and help to foster a culture of honesty and accountability. As set forth in the Corporate Governance Guidelines, the Board may not waive the application of the Company’s policies on business ethics and conduct for any Director or Executive Officer. Copies of the Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers and the Code of Ethics for Senior Financial Officers, as well as the code of ethics applicable to employees of the Company, are available on the Company’s website, www.nov.com, under the Investor Relations/Corporate Governance section. The Company will furnish print copies of these Codes to interested stockholders without charge, upon request. Written requests for such copies should be addressed to: Craig L. Weinstock, Secretary, National Oilwell Varco, Inc., 7909 Parkwood Circle Drive, Houston, Texas 77036.

Communications with Directors

The Board has provided a process for interested parties to communicate with our non-employee directors. Parties wishing to communicate confidentially with our non-employee directors may do so by calling 1-800-372-3956. This procedure is described on the Company’s website, www.nov.com, in the Investor Relations/Corporate Governance section. Calls to this number will be answered by an independent, automated system 24 hours a day, 365 days a year. A transcript of the call will be delivered to a member of the Audit Committee. Parties wishing to send written communications to the Board, other than sales-related communications, should send a letter addressed to the member or members of the Board to whom the communication is directed, care of the Secretary, National Oilwell Varco, Inc., 7909 Parkwood Circle Drive, Houston, Texas, 77036. All such communications will be forwarded to the Board member or members specified.

Director Attendance at Annual Meetings

The Company does not have a formal policy with respect to director attendance at annual stockholder meetings. In 2014, all members of the Board were in attendance at the annual meeting.

NYSE Corporate Governance Matters

As a listed company with the NYSE, our Chief Executive Officer, as required under Section 303A.12(a) of the NYSE Listed Company Manual, must certify to the NYSE each year whether or not he is aware of any violation by the Company of NYSE Corporate Governance listing standards as of the date of the certification. On June 11, 2014, the Company’s Chief Executive Officer submitted such a certification to the NYSE which stated that he was not aware of any violation by the Company of the NYSE Corporate Governance listing standards.

On February 17, 2015, the Company filed its 2014 Form 10-K with the SEC, which included as Exhibits 31.1 and 31.2 the Chief Executive Officer and Chief Financial Officer certifications required under Section 302 of the Sarbanes-Oxley Act of 2002.

EXECUTIVE OFFICERS

The following persons are our current executive officers. The executive officers of the Company serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board of Directors. None of the executive officers, directors, or nominees for director has any family relationships with each other. Information regarding our current executive officer:

CLAY C. WILLIAMS, 52

Mr. Williams currently serves as the Company’s Chairman, President and Chief Executive Officer. Mr. Williams has been a Director of the Company since November 2013 and Chairman of the Board since May 30, 2014. Mr. Williams has served as the Company’s Chief Executive Officer since February 2014 and as the Company’s President since December 2012. Mr. Williams served as the Company’s Chief Operating Officer from December 2012 until February 2014. Mr. Williams previously served as the Company’s Executive Vice President from February 2009 and as the Company’s Senior Vice President and Chief Financial Officer from March 2005, until December 2012. He served as Varco’s Vice President and Chief Financial Officer from January 2003 until its merger with the Company on March 11, 2005. From May 2002 until January 2003, Mr. Williams served as Varco’s Vice President Finance and Corporate Development. From February 2001 until May 2002, and from February 1997 until February 2000, he served as Varco’s Vice President—Corporate Development. Mr. Williams serves as a director of Benchmark Electronics, Inc., a company engaged in providing electronic manufacturing services in the United States and internationally.

SCOTT K. DUFF, 47

Mr. Duff has served as the Company’s Vice President, Corporate Controller and Chief Accounting Officer since July 2014. Mr. Duff holds a BBA in Accounting from the University of Texas at San Antonio and is a Certified Public Accountant. He held accounting positions at KPMG, Ernst & Young, and SBC before joining National-Oilwell in 2004. Mr. Duff previously served as the Company’s Vice President of Internal Audit from 2005 to June 2014.

JOSEPH W. ROVIG, 54

Mr. Rovig has served as the President of Rig Systems & Rig Aftermarket since March 2014. Mr. Rovig has over 35 years of experience in the oilfield, where he started out as a roughneck. Mr. Rovig joined the Company in 2002 and has had several positions over the years, most recently as Senior Vice President, Offshore Drilling Equipment.

JEREMY D. THIGPEN, 40

Mr. Thigpen has served as the Company’s Senior Vice President and Chief Financial Officer since December 2012. Mr. Thigpen served as President – Downhole and Pumping Solutions from August 2007 to December 2012. Mr. Thigpen served as President of the Company’s Downhole Tools Group from May 2003 to August 2007, and as a manager of that group from April 2002 to May 2003. From 2000 to 2002, Mr. Thigpen was the Company’s Director of Business Development and Special Assistant to the Chairman.

CRAIG L. WEINSTOCK, 56

Mr. Weinstock has served as the Company’s Senior Vice President, Secretary and General Counsel since October 2014. Mr. Weinstock holds a B.A. from the State University of New York and a J.D. from Vanderbilt Law School. Before joining National Oilwell Varco, he practiced law at Locke Lord, LLP in Texas for 29 years counseling corporate boards and independent directors regarding governance, securities and compliance matters. While practicing with Locke Lord, Mr. Weinstock worked on behalf of National Oilwell Varco on a variety of matters. Since joining National Oilwell Varco in October 2013, Mr. Weinstock has served as National Oilwell Varco’s Vice President, Chief Compliance Officer and Vice President of Internal Audit.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

Based on information filed with the SEC as of the most recent practicable date, this table shows the number and percentage of shares beneficially owned by owners of more than five percent of the outstanding shares of the common stock of the Company at December 31, 2014. The number and percentage of shares of common stock beneficially owned is based on 418,975,772 shares outstanding as of December 31, 2014.

5% Owners	No. of Shares	Percent of Class
BlackRock, Inc. (1)	22,991,003	5.3%
55 East 52nd Street
New York, NY 10022
The Vanguard Group (2)	23,954,234	5.56%
100 Vanguard Blvd.
Malvern, PA 19355
Harris Associates L.P. (3)	22,785,396	5.3%
111 S. Wacker Drive, Suite 4600
Chicago IL 60606

(1)	Shares owned at December 31, 2014, as reflected in Amendment No. 6 to Schedule 13G filed with the SEC on February 6, 2015 by BlackRock, Inc. (“Blackrock”). Within the BlackRock group are the following subsidiaries: BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment, Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, BlackRock Japan Co Ltd and BlackRock Life Limited.
(2)	Shares owned at December 31, 2014, as reflected in the Schedule 13G filed with the SEC on February 10, 2015 by The Vanguard Group. Within The Vanguard Group there are the following subsidiaries: Vanguard Fiduciary Trust Company (“VFTC”) and Vanguard Investments Australia, Ltd. (“VIA”).
(3)	Shares owned at December 31, 2014, as reflected in the Schedule 13G filed with the SEC on February 12, 2015 by Harris Associates L.P. Harris Associates, Inc. is the general partner of Harris Associates L.P.

Security Ownership of Management

This table shows the number and percentage of shares of the Company’s common stock beneficially owned as of April 1, 2015 by each of our current directors and executive officers and by all current directors and executive officers as a group. The number and percentage of shares of common stock beneficially owned is based on 394,381,611 shares outstanding as of April 1, 2015. Beneficial ownership includes any shares as to which the director or executive officer has the right to acquire within 60 days of April 1, 2015 through the exercise of any stock option, warrant or other right. Each stockholder has sole voting and investment power, or shares these powers with his spouse, with respect to the shares beneficially owned.

	Shares Beneficially Owned
Name of Individual	Number of Common Shares(1)	Outstanding Options Exercisable Within 60 Days	Percent of Class*
Greg L. Armstrong	24,989	59,331	*
Robert E. Beauchamp	45,490	43,063	*
Marcela E. Donadio	2,342	0	*
Scott K. Duff	11,939	21,618	*
Ben A. Guill	68,757	0	*
David D. Harrison	27,445	51,331	*
Roger L. Jarvis	33,744	59,331	*
Eric L. Mattson	53,535	43,063	*
Joseph W. Rovig	3,543	26,240	*
Jeffery A. Smisek	42,430	37,280	*
Jeremy D. Thigpen	31,559	105,898	*
Craig L. Weinstock	4,772	9,168	*
Clay C. Williams	134,004	326,906	*
All current directors and executive officers as a group (13 persons)	484,549	783,229	*

*	Less than 1 percent.
(1)	Includes shares deemed held by executive officers and directors in trusts, brokerage accounts and in the Company’s 401(k) plans, supplemental savings plans and deferred compensation plans.

COMPENSATION DISCUSSION AND ANALYSIS

General Overview

National Oilwell Varco’s executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee establishes specific compensation levels for the Company’s executive officers and administers the Company’s long-term incentive award plans. The Compensation Committee’s objective regarding executive compensation is to design and implement a compensation program that will attract and retain the best available individuals to serve on the Company’s executive team and properly incentivize those executives to achieve the Company’s short-term and long-term financial and operational goals. To this end, the Compensation Committee strives to provide compensation packages for key executives that generally offer compensation opportunities in the median range of the peer group of oilfield service companies described below. Data sources reviewed by the Compensation Committee and its independent compensation consultants include industry survey groups, national survey databases, proxy disclosures and general trend data, which are updated annually. The Compensation Committee reviews all elements of executive compensation both separately and in the aggregate.

Major components of the executive compensation program for 2014 were base salary, participation in the Company’s annual cash incentive (bonus) plan and the grant of non-qualified stock options and performance share awards (long-term incentives).

2014 Performance Overview

On May 30, 2014, the Company completed the spin-off of its distribution business into an independent publicly traded corporation named NOW Inc. In connection with the planned spin-off of its distribution business, the Company reviewed its reporting and management structure and reorganized into four financial reporting segments: Rig Systems, Rig Aftermarket, Wellbore Technologies and Completion & Production Solutions. This reorganization was effective as of April 1, 2014. All periods presented are reported on this basis and results of operations related to NOW Inc. have now been classified as discontinued operations.

Highlights for 2014 include:

•	Total revenue in 2014 was $21.44 billion, representing record revenue for the Company and a 12% increase from 2013;

•	Excluding other items, record EPS of $6.07, representing an increase of 17% from 2013;

•	Excluding other items, record operating profit of $3.77 billion, representing an increase of 16% from 2013;

•	Excluding other items, record EBITDA of $4.6 billion, representing an increase of 14% from 2013;

•	The Company repurchased 11.6 million shares for $779 million;

•	The Company’s four reporting segments each posted higher year-over-year revenues in 2014; and

•	The Company’s capital equipment backlog finished 2014 at a record $14.33 billion.

Named Executive Officers

The following is a list of our named executive officers by name and position, as of December 31, 2014:

Name	Position
Clay C. Williams	Chairman, President and Chief Executive Officer
Jeremy D. Thigpen	Senior Vice President and Chief Financial Officer
Joseph W. Rovig	President – Rig Systems & Rig Aftermarket
Craig L. Weinstock	Senior Vice President, General Counsel and Secretary
Scott K. Duff	Vice President, Corporate Controller and Chief Accounting Officer

On February 27, 2014, Mr. Miller stepped down as Chief Executive Officer, but remained the Company’s Executive Chairman. At the same time, Mr. Williams was promoted to Chief Executive Officer. In connection with the spin-off of the Company’s distribution business on May 30, 2014, Mr. Miller resigned from the Company’s Board of Directors. At the same time, Mr. Williams assumed the role of Chairman of the Board.

On July 31, 2014, Mr. Robert W. Blanchard retired as the Company’s Vice President, Corporate Controller and Chief Accounting Officer. On August 1, 2014, Mr. Scott K. Duff was promoted to Vice President, Corporate Controller & Chief Accounting Officer.

On October 1, 2014, Mr. Dwight W. Rettig retired as the Company’s Executive Vice President, General Counsel and Secretary. At the same time, Mr. Craig L. Weinstock was promoted to Senior Vice President, General Counsel and Secretary.

Good Pay Practices

Our compensation program and policies include key features that are designed to align the interests of our executives and stockholders and to mitigate compensation-related risks. The table below highlights our practices:

What We Do . . ..	What We Do Not Do . . .
☑ Pay for Performance	☒ No gross-up payments to cover excise taxes or perquisites
☑ Tie significant levels of compensation to key corporate and individual goals	☒ No Guaranteed Annual or Multi-Year Bonuses
☑ Annual Bonuses and Long-Term Incentives are subject to the Company’s clawback policy	☒ No Repricing of Underwater Stock Options
☑ Bonus payments to executives under the annual cash incentive program are capped at a certain percentage of the executive’s base salary	☒ No Dividend Equivalents Paid Prior to Vesting of Performance Awards (and never on unearned portion of awards)
☑ Stock Ownership Guidelines for executives and directors	☒ No significant compensation in the form of perquisites for executives
☑ Varied performance metrics under short-term and long-term incentive plans
☑ Double Trigger Provisions for Change in Control
☑ Independent Consultant Reports Directly to the Compensation Committee
☑ Review Tally Sheets When Making Executive Compensation Decisions
☑ Mitigate Undue Risk in Compensation Programs

Compensation Philosophy

The Company believes it is important for each executive to have a fixed amount of cash compensation, in the form of base salary that is not dependent on the performance or results of the Company. The Company recognizes that a certain amount of financial certainty must be provided to its executives as part of their compensation.

While the Company believes a competitive base salary is needed to attract and retain talented executives, the Company’s compensation program also places a strong emphasis on performance driven annual and long-term incentives to align the executive’s interests with stockholder value. The annual and long-term incentives are calculated and paid based primarily on financial measures of profitability and stockholder value creation. Executives of the Company are incentivized to increase the Company’s profitability and stockholder return in order to earn a major portion of their compensation package.

The Company seeks to structure a balance between achieving strong short-term annual results and ensuring the Company’s long-term success and viability. The Company wants each of its executives to balance his or her focus between the Company’s day-to-day operational performance and the Company’s long-term goals and strategies. To reinforce the importance of balancing these perspectives, the Company’s executives are provided both short and long-term incentives.

Base salary is designed to compensate the executive for his or her performance of normal, everyday job functions. The Company’s annual cash incentive (bonus) plan and long-term incentives are designed to reward the executive for executing business plans that will benefit the Company in the short and long-term. The Company believes that the mix of short and long-term incentives allows the Company to deliver results aligned with the interests of stockholders. Stock options create a focus on share price appreciation, while the annual cash incentive (bonus) and performance share awards emphasize financial performance, both absolute and relative.

Given the inherent nature of these forms of compensation and the cyclical nature of the industry in which we operate, the Company understands that its annual cash incentives and long-term compensation will result in varying compensation for its executives each year. Because of this, the Company has tried to design its annual cash incentives and long-term compensation program in such a way to provide meaningful financial rewards to its executives during times when the Company’s financial and operational performance is strong, while motivating executives to stay with the Company during more challenging economic times when the Company’s performance may not be as strong.

There are no compensation policy differences among the individual executives, except that the more senior officers, such as the chief executive officer, receive higher compensation consistent with their increased responsibilities. These differences are reviewed and considered in connection with the compensation analysis performed by the Compensation Committee.

Competitive Positioning

Because of these goals and objectives for executive compensation, the Company believes each element of compensation should be properly designed, as well as competitive with the marketplace, to incentivize its executives in the manner stated above.

As part of its process to establish compensation levels for the Company’s named executive officers, the Compensation Committee compares each of the major elements of compensation (base salary, annual bonus and long-term incentives) for each of its named executive officers against the median compensation provided to comparable executive officers at companies in a designated peer group. When analyzing peer group data, the Compensation Committee does not establish a specific numeric range around the median data points, which it considers reasonable or acceptable. Rather, in setting compensation for any particular named executive officer, the Compensation Committee considers any variance from the median, taking into account other factors as discussed below, and determines whether such variance is appropriate. If the Compensation Committee determines that any variance is unwarranted, the Compensation Committee will make appropriate adjustments to the compensation levels.

The Compensation Committee has been taking steps to position our senior executives’ total target compensation closer to our peer group median over the past several years.

The Company’s peer group is as follows:

Anadarko Petroleum Corporation	Apache Corporation	Baker Hughes, Inc.
Cameron International Corporation	Cummins Inc.	Danaher Corporation
Devon Energy Corporation	Dresser-Rand Group, Inc.	FMC Technologies Inc.
Halliburton Co.	Illinois Tool Works Inc.	Schlumberger Ltd.
Transocean Ltd.	Weatherford International Ltd.	The Williams Companies, Inc.

The Compensation Committee engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”) to conduct its annual competitive review of executive compensation for the Company’s top five executives relative to its peer companies in November 2014, as well as to analyze internal pay equity and share usage and dilution, based on the approved peer group by the Compensation Committee. F.W. Cook analyzed and compared each position’s responsibilities and job title to develop competitive market data based on data from proxy statements. F.W. Cook’s proxy analysis focused on the top five executives. Its executive compensation review covered the following elements of compensation: base salaries, annual bonuses, and equity compensation. F.W. Cook generated data on the components of the Company’s compensation program compared to the market 25th percentile, market 50th percentile, and market 75th percentile of the designated peer group.

Based on the compiled data and the comparisons prepared by F.W. Cook, the Compensation Committee, in consultation with the Company and F.W. Cook, determined that target total direct compensation levels for the Company’s named executive offers are below a competitive range of the market median. The Company’s CEO and the CFO, who are longer-standing named executive officers, are within a competitive range of the peer median in terms of target total direct compensation. The other named executive officers are below a competitive range of the median of their respective benchmarks, which is partly attributable to each executive’s short tenure as a named executive officer and/or within the executive’s current role at the Company.

The long term equity incentives for the Company’s CEO and CFO are near the peer median. The remaining executive officers are near or below the 25th percentile of their respective benchmarks primarily due to the lack of equity adjustments at the time of their recent promotion. The pay mix (both target total direct compensation and long term incentives mix) was more performance-oriented than the Company’s peers on average.

The Company’s share overhang from outstanding grants is between the median and the 75th percentile and total overhang, which includes shares available for future grants, is between the 25th percentile and the median. The Company’s three-year average annual share usage from 2011 to 2013 and 2012 to 2014 is between the median and the 75th percentile of the peer group, and the Company’s three-year average fair value transfer is generally near the 25th percentile of the peers from 2011 to 2013 and 2012 to 2014 relative to both market capitalization and revenue.

Components of Compensation

The following describes the elements of the Company’s compensation program for 2014, why they were selected, and how the amounts of each element were determined.

Base Salary

Base salaries provide executives with a fixed level of monthly cash income. While the Compensation Committee is aware of competitive levels, actual salary levels are based on factors including tenure, individual performance and level and scope of responsibility. The Company does not give specific weights to these factors. The Compensation Committee determines median base salary levels by having F.W. Cook conduct a comprehensive review of information provided in proxy statements filed by our peer companies. Generally, each executive is reviewed by the Compensation Committee individually on an annual basis. Salary adjustments are based on the individual’s experience and background, the individual’s performance during the prior year, the general movement of salaries in the marketplace, our financial position and, for each executive other than the chief executive officer, the recommendations of our chief executive officer. The Compensation Committee does not establish specific, individual goals for the Company’s named executive officers, other than the chief executive officer (see “Compensation of the Chief Executive Officer” below for a discussion of the chief executive officer’s goals). The Compensation Committee’s analysis of the individual performance of any particular named executive officer is subjective in nature and takes into account the recommendations of the chief executive officer (other than with respect to him). As a result of these factors, an executive’s base salary may be above or below the targeted median at any point in time.

In February 2014, the Compensation Committee reviewed with F.W. Cook the base salaries of the named executive officers. The Compensation Committee considered each named executive officer’s base salary relative to his peers. The Compensation Committee considered in its review of base salary compensation for the then top five executives the scope and size of the Company and the financial and operating performance of the Company during 2013. The Compensation Committee also considered the new increased roles and responsibilities being assumed by certain members of the top five executives.

Based on these factors, the Company’s named executive officers, other than its chief executive officer, received the following salary increases in 2014: Mr. Rettig – from $550,000 to $600,000; and Mr. Blanchard – from $350,000 to $400,000. The Compensation Committee noted that those base salary adjustments would put the listed executives’ base salary pay closer to the median base salary range for their positions.

Annual Incentive Award

The objectives of the Company’s annual cash incentive plan are to incent performance to achieve the Company’s corporate growth and profitability goals, encourage smart investments and prudent employment of capital, and provide competitive compensation packages to attract and retain management talent.

Substantially all exempt employees, including executive officers, participated in the Company’s annual incentive plan in 2014, aligning a portion of each employee’s cash compensation with Company performance against a predetermined operating profit target. As in prior years, the incentive plan provided for cash awards if objectives related to the Company’s achievement of a certain specified operating profit target based on the Company’s financial plan were met. The Company’s annual financial plan, including the Company’s target operating profit level, is established through a comprehensive budget and financial planning process, which includes a detailed analysis of the Company’s market outlook and available strategic alternatives, and is approved by the Board each year.

The designated performance objective under the 2014 incentive plan is the Company’s operating profit. Each participant is assigned a target level percentage bonus, which ranges from 5% to 125% of salary, depending on the level of the participant. There are three multiplier levels of the target level percentage bonus set under the incentive plan using this single performance metric – minimum (10%), target (100%) and maximum (200%). Based on the Company’s annual financial plan, each level is assigned a specified operating profit net of the bonus expense. Entry level is the “minimum” level of operating profit for which the Company provides an annual incentive payout. If the Company’s operating profit is less than the entry level threshold, then there is no payout in that fiscal year. If the Company achieves the entry level threshold, the “minimum” level payout of 10% of the target level percentage bonus is earned. The target multiplier level (100% of the participant’s applicable percentage of base salary) is earned when the target operating profit is reached by the Company. For the “maximum” level multiplier of 200% of the target level percentage bonus to occur, the Company’s operating profit must equal or exceed the maximum operating profit goal that was set for the incentive plan. Results falling between the stated thresholds of minimum, target and maximum will result in a linearly interpolated payout.

The Compensation Committee believes the use of operating profit as the designated performance objective under the annual incentive plan best aligns the interests of the Company’s stockholders and the Company’s executive officers. The “target” objective is set at the operating profit level provided under the Company’s annual financial plan approved by the Board. The “target” objective is set at a level that the Company believes is challenging to meet but achievable if the Company properly executes its operational plan and market conditions are as forecasted by the Company at the beginning of the year. The “minimum” and “maximum” level of operating profit under the incentive plan are set based off of the “target” objective, so that the “minimum” objective is 80% of the “target” objective and the “maximum” objective is 110% of the “target” objective. The Compensation Committee believes this objective, formulaic measure allows the “minimum” objective to be set at a level that the Company can achieve even if forecasted market conditions are not as favorable as anticipated and/or the Company’s operational plan is not executed as efficiently as planned. The “minimum” objective serves to motivate the Company’s executives to continue to work towards executing the Company’s operational plan if market conditions, which are generally outside the control of the Company, are not as favorable as forecasted. The Compensation Committee believes this objective, formulaic measure allows the “maximum” objective to be set at a level that would be very challenging for the Company to achieve. The Compensation Committee believes that, for the “maximum” objective to be achieved, a combination of market conditions being more favorable than initially forecasted and the Company executing its operational plan in a highly efficient manner would need to occur.

All participants in the incentive plan have a minimum of 25% of their bonus awards tied to the Company’s consolidated corporate operating profit, while senior executives, including business unit heads, have a minimum of 50% of their bonus awards tied to the Company’s consolidated corporate operating profit, with the remainder of their bonus awards, if applicable, tied to their business unit performance. 100% of each named executive officer’s annual bonus award is tied to the operating profit of the Company. Participant award opportunities will vary depending upon individual levels of participation in the incentive plan (participation level). The Company designed the incentive plan with the idea that a portion of each executive’s cash compensation should be tied to the financial and operating performance of the Company.

Payouts are calculated by multiplying (A) the performance result multiplier which can be anywhere from 10% (minimum) to 100% (target) to 200% (maximum), depending on operating profit performance by (B) the participant’s base salary by (C) the participant’s designated target percentage of base salary (participation level). For 2014, the chief executive officer’s participation level was 125%, and the other executive officers’ participation level was 80% (Mr. Thigpen and Mr. Rovig) or 75% (Mr. Weinstock and Mr. Duff). These participation level percentages are based on each executive’s level of responsibility for the Company’s financial performance. Mr. Miller, Mr. Rettig and Mr. Blanchard did not receive a bonus payout from the Company for 2014 because they were not employed by the Company at the end of December 31, 2014.

The following examples calculate an annual incentive award payment for Mr. Williams assuming (1) the Company’s 2014 operating profit were equal to the operating profit target set under the incentive plan and (2) the Company’s 2014 operating profit exceeded the maximum operating profit target set under the incentive plan:

(1)	100% (performance result) x $900,000 (base salary) x 125% (participation level) = $1,125,000

(2)	200% (performance result) x $900,000 (base salary) x 125% (participation level) = $2,250,000

Based on the Company’s financial results – the Company’s actual operating profit for 2014 was above the operating profit target set under the Company’s annual incentive plan – bonus payments were made to the Company’s named executive officers, other than its chief executive officer, as follows: Mr. Thigpen – $880,066; Mr. Rovig – $802,812; Mr. Weinstock – $647,356; and Mr. Duff – $403,950. These bonus payouts reflected the positive financial performance the Company achieved in 2014.

The Company’s annual incentive plan is designed to reward its executives in line with the financial performance of the Company on an annual basis. When the Company is achieving strong financial results, its executives will be rewarded well through its annual incentive plan. The Company believes this structure helps keep the executives properly motivated to continue helping the Company achieve these strong results. While the executives’ financial benefit is reduced during times when the Company’s performance is not as strong, other forms of the Company’s compensation program, namely its long-term incentive compensation as well as base salary, help motivate its executives to remain with the Company to help it achieve strong financial and operational results, thereby benefiting the executive, the Company and its stockholders.

Long-Term Incentive Compensation

The primary purpose of the Company’s long-term incentive compensation is to focus its executive officers on a longer-term perspective in their managerial responsibilities. This component of an executive officer’s compensation directly links the officers’ interests with those of the Company’s stockholders. In addition, long-term incentives encourage management to focus on the Company’s long-term development and prosperity in addition to annual operating profits. This program helps balance long-term versus short-term business objectives, reinforcing that one should not be achieved at the expense of the other. The Company’s Corporate Governance Guidelines encourage its directors and executive officers to own shares of the Company’s stock and increase their ownership of those shares over time. The Board has adopted stock ownership guidelines for the Company’s directors and recently adopted stock ownership guidelines for its senior executives (see “Stock Ownership Guidelines for Executives” below for further information).

In connection with the spin-off of the Company’s distribution business on May 30, 2014, all outstanding stock options, restricted stock awards, performance-based restricted stock and performance share awards held by continuing employees, officers and directors were adjusted to preserve the intrinsic value of such options and awards. The adjusted number of shares subject to such awards and adjusted exercise price for any such options are reflected in this proxy statement.

The goal of the stock option program is to provide a compensation program that is competitive within the industry while directly linking a significant portion of the executive’s compensation to the enhancement of stockholder value. The ultimate value of any stock option is based solely on the increase in value of the shares of the Company’s common stock over the grant price. Accordingly, stock options have value only if the Company’s stock price appreciates from the date of grant. Additionally, the option holder must remain employed during the period required for the option to “vest”, thus providing an incentive for an option holder to remain employed by the Company. This at-risk component of compensation focuses executives on the creation of stockholder value over the long-term and is therefore inherently performance-based compensation.

In March 2013, the Compensation Committee implemented a new performance share award structure to provide for long-term incentives more comparable to those awards used by the Company’s peers, as well as to improve certain features in the past design of the performance awards for the Company’s executive officers, such as:

•	Making award payouts based on two measures instead of one measure;

•	Avoiding challenges with using a small comparator group in determining whether an award should vest (limited number of companies, some of which are considerably smaller in size than the Company); and

•	Eliminating an earn-out structure that reflects an “all or nothing” approach with no ability to provide limited payouts for a threshold amount of performance and above-target payouts for superior performance.

The Company grants stock options and performance share awards to the Company’s key executives based on competitive grants within the industry and based on the level of long-term incentives appropriate for the competitive long-term compensation component of total compensation. Such executives are eligible to receive stock options and performance share awards annually with other key managers being eligible on a discretionary basis. Eligibility for an award does not ensure receipt of an award. Options are granted with an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant and generally vest in equal annual installments over a three-year period, and have a ten-year term subject to earlier termination. Option grants and performance share award grants must be reviewed and approved by the Compensation Committee.

The Company recognizes that its stock price fluctuates over time and in certain cases quite significantly. As stock option grants have historically been granted on an annual basis during the first quarter of the calendar year, executives who have been employed with the Company for some time have received grants with varying exercise prices. The 10 year term of the options also helps reward its executives who remain with the Company, as it provides the executives time, so long as they continue employment with the Company, to realize financial benefits from their option grants after vesting.

The addition of performance share award grants to its executives helps reduce the Company’s long-term incentive compensation reliance on stock price movements and allows for focus on key operational measures. The performance share awards also link the Company’s performance to key financial metrics that over the long-term should result in shareholder value creation.

The Company believes that its equity incentive grants must be sufficient in size and duration to provide a long-term performance and retention incentive for executives and to increase their interest in the appreciation of the Company’s stock and achievement of positive financial results relative to its peers. The Company believes that stock option and performance share award grants at a competitive level, with certain vesting requirements, are an effective way of promoting the long-term nature of its business.

Based on the foregoing, on February 25, 2014, the Compensation Committee approved the grant of stock options, performance share awards and restricted stock to the Company’s executive officers pursuant to the National Oilwell Varco, Inc. Long-Term Incentive Plan, other than its chief executive officer and its executive chairman, as follows:

Name	Securities Underlying Options (#)	Performance Awards (Target # of Shares)	Shares of Restricted Stock (36 Months) (#)
Jeremy D. Thigpen	44,629	15,888	N/A
Joseph W. Rovig	27,850	9,770	N/A
Craig L. Weinstock	13,753	N/A	2,386
Scott K. Duff	13,753	N/A	2,386
Dwight W. Rettig	44,629	15,988	N/A
Robert W. Blanchard	27,850	9,770	N/A

Stock Options

The options were granted at a price equal to the closing trading price of the Company’s common stock on the New York Stock Exchange on the date of approval of the grants by the Compensation Committee ($68.997 per share). Each of such options has a term of 10 years and vests in three equal annual installments commencing on the first anniversary of the grant.

Performance Share Awards

The performance share awards can be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into two equal, independent parts that are subject to two separate performance metrics: 50% with a TSR (total shareholder return) goal and 50% with an internal ROC (return on capital) goal.

Performance against the TSR goal is determined by comparing the performance of the Company’s TSR with the TSR performance of the members of the OSX index for the three year performance period of the performance share awards. The Compensation Committee believes that the members of the OSX index are an appropriate benchmark against which to compare the Company’s TSR performance. The following table summarizes the relationship between the Company’s TSR performance when compared with the TSR performance of the members of the OSX index and the associated payout levels for the performance achieved for the TSR portion of the award:

Level	Payout %	Percentile Rank vs. OSX Comparator Group
Maximum	200%	200% earned when the Company is at the 75th percentile or greater
Target	100%	100% earned when the Company is at the 50th percentile
Minimum	50%	50% earned when the Company is at the 25th percentile
No Payout	0%	0% earned when the Company is below the 25th percentile

Results falling between the stated thresholds of minimum, target and maximum will result in a linearly interpolated payout.

Performance against the ROC goal is determined by comparing the performance of the Company’s actual ROC performance average for each of the three years of the performance period against the ROC goal set by the Compensation Committee. The following table summarizes the payout levels on the ROC portion of the award based on the Company’s ROC performance against the ROC goal:

Level	Payout %	Actual ROC Performance
Maximum	200%	200% earned when ROC achievement is 18.15% or higher
Target	100%	100% earned when ROC achievement is 16.5%
Minimum	50%	50% earned when ROC achievement is 13.2%
No Payout	0%	0% earned when ROC achievement is less than 13.2%

Results falling between the stated thresholds of minimum, target and maximum will result in a linearly interpolated payout.

Restricted Stock

The restricted stock awards granted by the Company vest 100% on the third anniversary of the date of grant, provided that such executive officer remains continuously employed with the Company during such time period.

Compensation of the Chief Executive Officer and the Executive Chairman in 2014

The Compensation Committee determines the compensation of the chief executive officer based on competitive peer group data, leadership, meeting operational goals, executing the Company’s business plan, and achieving certain financial results. Components of Mr. Williams’ compensation for 2014 were consistent with those for executive officers as described above and included base salary, participation in the annual incentive plan and the grant of stock options and performance share awards.

In considering the salary level for our chief executive officer, the Compensation Committee, generally on an annual basis, reviews the compensation level of chief executive officers of each of the 15 companies in the designated peer group and also considers our chief executive officer’s individual performance and success in achieving the Company’s strategic objectives.

In February 2014, the Compensation Committee decided to postpone the review of Mr. Williams’ 2014 goals and objectives to allow more time for him, as our new Chief Executive Officer, to develop such goals and objectives. In August 2014, the Compensation Committee reviewed and approved goals and objectives for Mr. Williams for the remainder of 2014.

For 2014, Mr. Williams’ performance was measured in four key areas of the Company: (1) financial performance, (2) formulation and implementation of Company strategy, (3) operational performance, and (4) management and employee development. The specific goals within these four areas were set based on a determination of prioritizing Mr. Williams’ efforts on those specific areas and responsibilities that would have the greatest impact on the Company, and included the following:

•	deliver the Company’s annual operating plan;

•	monitor the Company’s backlog by focusing on on-time deliveries, quality and customer satisfaction;

•	utilize in an efficient manner Board approved capital expenditures;

•	ensure that the Company’s operational capabilities are properly structured;

•	identify and execute on strategic growth opportunities;

•	execute Sarbanes-Oxley 404 compliance;

•	monitor the Company’s sustainability practices by striving to make operations more effective from a safety and environmental standpoint;

•	continue training throughout the Company to ensure best in class management development processes; and

•	refine strategic goals of the Company for the future.

The Compensation Committee reviewed such goals and objectives against Mr. Williams’ and the Company’s performance, and determined that Mr. Williams had achieved each of his pre-established goals and objectives. The Compensation Committee took Mr. Williams’ successful achievement of his goals into consideration when reviewing and setting his compensation for 2015. Going forward, the Compensation Committee will review and approve goals and objectives for Mr. Williams for each fiscal year at the February Compensation Committee meeting.

In February 2014, the Compensation Committee, with the consultation of F.W. Cook, reviewed the base salary compensation and equity compensation for the new chief executive officer (Mr. Williams) and the new executive chairman (Mr. Miller). The Committee agreed to make certain adjustments to the base salary, target bonus participation levels and equity grants of Mr. Miller and Mr. Williams given their new roles and responsibilities.

The Compensation Committee decided that Mr. Miller’s 2014 cash compensation and equity compensation during his term as Executive Chairman for the Company would be identical to Mr. Miller’s 2013 compensation with one exception. Mr. Miller’s 2014 equity awards included vesting and performance conditions similar to other senior management employees except that Mr. Miller’s awards were also subject to an additional condition such that, in the event Mr. Miller left the Company in connection with the spin-off of the Company’s distribution business, Mr. Miller’s 2014 equity awards would be pro-rated for the number of days of service at the Company divided by 365. In February 2014, Mr. Miller received an option to purchase 197,434 shares of National Oilwell Varco common stock, with terms consistent with the options granted to the other executives described above, and a grant of 62,213 performance share awards, with terms consistent with the performance share awards granted to the other executives described above, all of which were subsequently pro-rated. Mr. Miller’s base salary remained at $975,000. All of the stock options and performance share awards granted to Mr. Miller, after pro-ration, were converted to stock options and performance share awards of NOW Inc. in connection with the spin-off of the Company’s distribution business on May 30, 2014.

In February 2014, Mr. Williams received an option to purchase 172,966 shares of National Oilwell Varco common stock, with terms consistent with the options granted to the other executives described above, and a grant of 54,502 performance share awards, with terms consistent with the performance share awards granted to the other executives described above. Mr. Williams was also paid a bonus (above the target level) of $1,903,988 under the Annual Incentive Plan. Mr. Williams’ base salary was increased from $750,000 to $900,000 to move his base salary closer to the median range of base salaries for chief executive officers in the designated peer group.

Retirement, Health and Welfare Benefits

The Company offers retirement, health and welfare programs to all eligible employees. The Company’s executive officers generally are eligible for the same benefit programs on the same basis as the rest of the Company’s employees. The health and welfare programs cover medical, pharmacy, dental, vision, life, accidental death and dismemberment and disability insurance.

The Company offers retirement programs that are intended to supplement the employee’s personal savings. The programs include the National Oilwell Varco, Inc. 401(k) and Retirement Savings Plan (“401k Plan”) and National Oilwell Varco, Inc. Supplemental Savings Plan (“Supplemental Plan”). The Company’s U.S. employees, including its executives, are generally eligible to participate in the 401k Plan. Employees of the Company whose base salary meets or exceeds a certain dollar threshold established by the Company’s benefits plan administrative committee are generally eligible to participate in the Supplemental Plan. Participation in the 401k Plan and Supplemental Plan are voluntary.

The Company established the 401k Plan to allow employees to save for retirement through a tax-advantaged combination of employee and Company contributions and to provide employees the opportunity to directly manage their retirement plan assets through a variety of investment options. The 401k Plan allows eligible employees to elect to contribute a portion of their eligible compensation into the 401k Plan. Wages and salaries from the Company are generally considered eligible compensation. After one year of service, employee contributions are matched in cash by the Company for the first 4% of the employee’s eligible compensation. In addition, the Company makes cash contributions for all eligible employees between 2.5% and 5.5% of their salary, depending on the employee’s full years of service with the Company. Such contributions vest immediately. The 401k Plan offers 25 different investment options, for which the participant has sole discretion in determining how both the employer and employee contributions are invested. The 401k Plan provides the Company’s employees the option to invest directly in the Company’s stock. The 401k Plan offers in-service withdrawals, loans and hardship distributions.

The Company established the Supplemental Plan, a non-qualified plan, to

•	allow Supplemental Plan participants to continue saving towards retirement when, due to compensation and contribution ceilings established under the Internal Revenue Code, they can no longer contribute to the 401k Plan; and

•	provide Company contributions that cannot be contributed to the 401k Plan due to compensation and contribution ceilings established under the Internal Revenue Code.

Compensation which may be deferred into the Supplemental Plan includes wages and salaries from the Company and bonus payments made under the Company’s annual incentive plan. Supplemental Plan participants may elect to defer a percentage of their base pay and bonus payments received under the Company’s incentive plan into the Supplemental Plan. Contributions in the Supplemental Plan vest immediately. The investment options offered in the Supplemental Plan are similar to the investment options offered in the 401k Plan.

U.S. Income Tax Limits on Deductibility

Section 162(m) of the Internal Revenue Code imposes a $1 million limitation on the deductibility of certain compensation paid to our chief executive officer and the next four highest paid executives excluding the chief financial officer (“covered employees”). Excluded from the limitation is compensation that is qualified as “performance based.” For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by stockholders. Although the Compensation Committee takes the requirements of Section 162(m) into account in designing executive compensation, there may be circumstances when it is appropriate to pay compensation to our covered employees that does not qualify as “performance based compensation” and thus is not deductible by us for federal income tax purposes.

Option Grant Practices

Historically, the Company has granted stock options to its key employees, including executives, in the first quarter of the year. The Company does not have any program, plan or practice to time its option grants to its executives in coordination with the release of material non-public information, and has not timed its release of material non-public information for the purposes of affecting the value of executive compensation. The Company does not set the grant date of its stock option grants to new executives in coordination with the release of material non-public information.

The Compensation Committee has the responsibility of approving any Company stock option grants. The Compensation Committee does not delegate material aspects of long-term incentive plan administration to any other person. The Company’s senior executives in coordination with the Compensation Committee set a time for the Committee to meet during the first quarter of the year to review and approve stock option grants proposed by the senior executives. The specific timing of the meeting during the quarter is dependent on committee member schedules and availability and the Company finalizing its stock option grant proposal. If approved by the Compensation Committee, the grant date for the stock option grants is the date the Committee meets and approves the grant, with the exercise price for the option grant being based on the Company’s closing stock price on the date of grant.

Recoupment Policy

On February 15, 2013, the Compensation Committee approved an amendment to the Company’s Long-Term Incentive Plan to allow the Compensation Committee, at its sole discretion, to terminate any award of stock options and/or restricted stock if it determines that the recipient of such award has engaged in material misconduct. For purposes of this provision, material misconduct includes conduct adversely affecting the Company’s financial condition or results of operations, or conduct which constitutes fraud or theft of Company assets, any of which require the Company to make a restatement of its reported financial statements. If any material misconduct results in any error in financial information used in the determination of compensation paid to the recipient of any equity award and the effect of such error is to increase the payment amount pursuant to such award, the Compensation Committee may also require the recipient to reimburse the Company for all or a portion of such increase in compensation provided in connection with any such award. In addition, if there is a material restatement of the Company’s financial statements that affects the financial information used to determine the compensation paid to the recipient of an award, then the Compensation Committee may take whatever action it deems appropriate to adjust such compensation.

On such date, the Compensation Committee also approved a similar clawback type provision be added to the Company’s Annual Incentive Plan.

Stock Ownership Guidelines for Executives

The Company adopted stock ownership guidelines for its executive officers in February 2013. The Company’s stock ownership guidelines for its executive officers are intended to align the interests of the Company’s executive officers and the Company’s stockholders by requiring executives to accumulate and retain a meaningful level of the Company’s stock. Under the Company’s guidelines, the executive officers must comply with the following ownership requirements:

Title	Multiple of Base Salary
Chairman & CEO	6X
President & COO	3X
Other executive officers	2X

The Company’s executive officers must attain the applicable stock ownership level within five years after first becoming subject to the guidelines. The following shares of Company stock count towards compliance with the guidelines: shares owned by the executive; shares owned jointly by the executive and his or her spouse; shares held in a trust established by the executive for the benefit of the executive and his or her family members; shares equal to the number of vested deferred stock units credited to the executive; shares equal to the in-the-money portion of any vested, unexercised options; unvested shares of time-based restricted stock or restricted stock units; and shares credited to the executive’s 401(k) plan account. Unvested and unearned performance shares or units and unvested stock options do not count towards compliance guidelines. All of the Company’s named executive officers are currently in compliance with the Company’s stock ownership guidelines.

Compensation Consultant Independence

In furtherance of maintaining the independence of the Compensation Committee’s compensation consultant, the Compensation Committee has the sole authority to retain or terminate F.W. Cook.

In connection with its engagement of F.W. Cook, the Compensation Committee considered various factors bearing upon F.W. Cook’s independence including, but not limited to, the amount of fees received by F.W. Cook from the Company as a percentage of F.W. Cook’s total revenue, F.W. Cook’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact F.W. Cook’s independence. After reviewing these and other factors, the Compensation Committee determined that F.W. Cook was independent and that its engagement did not present any conflicts of interest. F.W. Cook also determined that it was independent from management and confirmed this in a written statement delivered to the Chair of the Compensation Committee.

Recent Developments

In May 2014, our stockholders overwhelmingly approved, on an advisory basis, the compensation of our named executive officers, with approximately 97% of stockholder votes cast in favor of our say-on-pay resolution. As a result, the Compensation Committee decided to maintain our general approach to executive compensation, with an emphasis on short and long-term incentive compensation that rewards our executives when they achieve the Company’s financial and operational goals and deliver value for our stockholders.

Base Salary

On February 25, 2015, the Compensation Committee, with the consultation of F.W. Cook, reviewed the base salaries of the Company’s executive officers. The Company proposed that the base salaries of the Company’s executive officers, other than the chief executive officer, remain at current levels with no adjustments, which the Compensation Committee approved. Mr. Williams requested that his base salary be reduced from $900,000 to $800,000, in light of the adjustments being made at the Company in response to difficult economic conditions. The Compensation Committee approved Mr. Williams’ request.

Annual Incentive Award

On February 25, 2015, the Compensation Committee approved the performance terms of the 2015 National Oilwell Varco Incentive Plan (the “2015 Incentive Plan”). The terms of the 2015 Incentive Plan are consistent with those described under “Annual Incentive Award” above. The Compensation Committee also increased the participation level percentages for two of the Company’s named executive officers under the 2015 Incentive Plan to the following levels: the chief financial officer’s participation level – 100% and the general counsel’s participation level – 80%.

On February 25, 2015, the Compensation Committee, with the consultation of F.W. Cook, also approved the Company’s 2015 NVA Incentive Compensation Plan Overlay (the “NVA Incentive Plan Overlay”). The

objective of the NVA Incentive Plan Overlay is to enhance awareness of and participation in the Company’s “Value Creation Initiative” by providing additional incentive compensation awards based on the participant’s contribution to improving the Company’s “NVA” (NOV Value Added). NVA is an amount equal to (a) net earnings before interest, taxes, depreciation and amortization less (b) taxes and an amount equal to a required return on assets, as established by the Compensation Committee.

The NVA Incentive Plan Overlay will be in addition to the 2015 Incentive Plan. The NVA Incentive Plan Overlay participation level percentage will be 15% of base salary for some participants and 10% for others. The performance period for the NVA Incentive Plan Overlay is January 1, 2015 to December 31, 2015. Participants in the 2015 NVA Bonus consist of a group of senior and executive management, including all the current named executive officers.

Each participant’s Weighted NVA Bonus Multiple is based on their level within the Company: a corporate level participant’s multiple is based 100% on National Oilwell Varco Consolidated NVA; a business segment level participant’s multiple is based 50% on National Oilwell Varco Consolidated NVA and 50% on Business Segment NVA; and a business unit level participant’s multiple is based 25% on National Oilwell Varco Consolidated NVA, 25% on Business Segment NVA and 50% on Business Unit NVA.

Payouts are calculated by multiplying (A) the base salary of the participant by (B) the participant’s NVA Incentive Plan Overlay participation level percentage by (C) the Weighted NVA Bonus Multiple (not to exceed 200%).

The NVA Incentive Plan Overlay is divided into three award opportunity levels—floor, target, and maximum. Floor level payout of zero for each component is triggered if the relevant weighted NVA is at or below the floor level established by the Compensation Committee. The target incentive amount is earned when the relevant weighted NVA is at the target level, and the maximum incentive amount is earned when the weighted NVA is at or above the maximum level. Results falling between the stated thresholds of floor, target, and maximum will result in a linearly interpolated payout.

For 2015, the participation level for Messrs. Williams, Thigpen, Rovig, Weinstock and Duff will be 15%.

The following examples calculate the NVA Incentive Plan Overlay for Mr. Williams assuming Company’s Weighted NVA Bonus Multiple target set under the incentive plan is achieved:

(1)	100% (performance result) x $800,000 (base salary) x 15% (participation level) = $120,000

(2)	200% (performance result) x $800,000 (base salary) x 15% (participation level) = $240,000

Additionally, if operating profit does not equal or exceed 60% of the operating profit target performance set for the Company’s 2015 annual incentive plan, the NVA Incentive Plan Overlay bonus will be zero.

Stock Options and Performance Share Awards

On February 25, 2015, the Compensation Committee also approved the grant of stock options and performance share awards to its executive officers pursuant to the National Oilwell Varco, Inc. Long-Term Incentive Plan, as follows:

Name	Securities Underlying Options (#)	Performance Awards (Target # of Shares)
Clay C. Williams	310,053	82,833
Jeremy D. Thigpen	109,300	28,000
Joseph W. Rovig	74,200	19,000
Craig L. Weinstock	54,700	14,000
Scott K. Duff	37,100	9,500

The exercise price of the stock options is $54.74 per share, which was the closing stock price of National Oilwell Varco, Inc. common stock on the date of grant. The stock options have terms of 10 years from the date of grant and vest in three equal annual installments beginning on the first anniversary of the date of the grant.

The performance share awards can be earned by the executives only by performance against established goals and vest three years from the grant date. The terms of the performance share awards are consistent with those described under “Performance Share Awards” above.

Compensation Committee Report

The responsibilities of the Compensation Committee, which are set forth in the Compensation Committee Charter adopted by the Board of Directors, include approving and evaluating all compensation of directors and executive officers, including salaries, bonuses, and compensation plans, policies and programs of the Company.

We have reviewed and discussed with senior management the Compensation Discussion & Analysis section included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Company’s 2015 Proxy Statement.

Members of the Compensation Committee

Jeffery A. Smisek, Committee Chairman

Robert E. Beauchamp

Ben A. Guill

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

For a discussion of the payments and benefits received by Messrs. Miller, Rettig and Blanchard upon their termination, please refer to the CD&A—General Overview—Participants and the Summary Compensation Table and the footnotes thereto.

Employment Agreements

The Company entered into new executive employment agreements with Mr. Williams, Mr. Thigpen, Mr. Rovig, Mr. Weinstock and Mr. Duff on November 20, 2014. Under the employment agreement, Messrs. Williams, Thigpen, Rovig, Weinstock and Duff are provided an annual base salary. The employment agreements also entitle each executive to receive an annual bonus and to participate in the Company’s incentive, savings and retirement plans. The employment agreements have a fixed term of three (3) years. Following the expiration of the employment agreement, should the Company and the executive determine not to execute a replacement agreement, the executive’s employment with the Company shall be at-will, as defined under the laws of the State of Texas. The employment agreements do not have change-in-control or excise tax gross-up provisions.

In addition, the employment agreements contain certain termination provisions. If the employment relationship is terminated by the Company for any reason other than:

•	voluntary termination;

•	termination for cause (as defined);

•	death; or

•	disability;

or if the employment relationship is terminated by the executive for Good Reason, as defined below, the executive is entitled to receive:

(A) the executive’s accrued base salary through the date of termination, the executive’s annual bonus for the year prior to termination, assuming the applicable performance goals have been met and such bonus remains unpaid, and accrued and unpaid vacation pay; (B) an amount equal to two times the sum of (i) the executive’s base salary and (ii) a percentage of the executive’s base salary (which percentages for each executive are as follows: Mr. Williams – 125%, Messrs. Thigpen and Rovig – 80% and Messrs. Duff and Weinstock – 75%); and (C) an amount equal to the annual bonus payable in the year of termination, such bonus to be prorated and based on actual Company performance. Furthermore, in such event, the executive shall also be entitled to continuation of health benefits for two years. Additionally, the executive’s stock options will continue to vest under the terms of the award for a period of up to three (3) years plus ninety (90) days, the executive’s unvested time-based restricted stock awards shall be 100% vested, and the executive’s unvested performance based equity awards will continue until the original vesting date on a pro-rated basis.

Under the employment agreements, termination by the executive for “Good Reason” means:

•	a material diminution in the executive’s authority, duties, or responsibilities as contemplated by Section 2(a) of the employment agreement (generally, a diminution in position, other than a diminution resulting from the executive’s incapacity due to physical or mental illness) excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the executive;

•	any action or inaction that constitutes a material breach by the Company of any of the provisions of Section 2(b) of the employment agreement (generally, a material reduction in the executive’s compensation or benefits, other than a reduction in the executive’s compensation as a result of the executive’s failure to comply with the Company’s stock ownership guidelines, if applicable); or

•	the Company’s requiring the executive to be based at any office or location other than as provided in Section 2(a)(i)(B) of the employment agreement (generally, a relocation in excess of seventy five (75) miles from the executive’s current work location, other than a change in the Company’s corporate headquarters) or the Company’s requiring the executive to travel on Company business to a substantially greater extent than required to properly discharge his or her duties.

•	any purported termination by the Company of the executive’s employment otherwise than as expressly permitted by the employment agreement.

•	any failure by the Company to comply with and satisfy Section 8(c) of the employment agreement (generally, failure by the Company to obtain agreement from any successor to the Company to assume and perform the employment agreement).

The employment agreements also contain customary non-competition, non-solicitation and non-disparagement provisions.

Severance Agreements

The Company also entered into new severance agreements with Mr. Williams, Mr. Thigpen, Mr. Rovig, Mr. Weinstock and Mr. Duff on November 20, 2014. The severance agreement shall only become effective in the event the executive’s employment agreement expires and is not replaced by a new employment agreement. The severance agreement shall remain in effective until it is terminated by the Company or by the executive. The severance agreements do not have change-in-control or excise tax gross-up provisions.

In addition, the severance agreements contain certain termination provisions. If the employment relationship is terminated by the Company for any reason other than:

•	voluntary termination;

•	termination for cause (as defined);

•	death; or

•	disability;

or if the employment relationship is terminated by the employee for Good Reason, as defined below, the executive is entitled to receive:

(A) the executive’s accrued base salary through the date of termination, the executive’s annual bonus for the year prior to termination, assuming the applicable performance goals have been met and such bonus remains unpaid, and accrued and unpaid vacation pay; (B) an amount equal to one times the sum of (i) the executive’s base salary and (ii) a percentage of the executive’s base salary (which percentages for each executive are as follows: Mr. Williams – 125%, Messrs. Thigpen and Rovig – 80% and Messrs. Duff and Weinstock – 75%); and (C) any time-based restricted stock held by the executive and not already vested shall be 100% vested.

Under the severance agreement, termination by the executive for “Good Reason” means:

•	a material diminution in the executive’s authority, duties, or responsibilities (other than any such diminution resulting from the executive’s incapacity due to physical or mental illness) excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the executive;

•	a material reduction in the executive’s annual base salary (other than a reduction in the executive’s annual base salary as a result of the executive’s failure to comply with the Company’s stock ownership guidelines, if applicable);

•	the Company’s requiring the executive to be based at any office or location more than seventy five (75) miles from the location where the executive was employed immediately preceding the date of the severance agreement (other than as a result of a change in the Company’s corporate headquarters) or the Company’s requiring the executive to travel on Company business to a substantially greater extent than required to properly discharge his or her duties; or

•	any failure by the Company to comply with and satisfy Section 7(c) of the severance agreement (generally, failure by the Company to obtain agreement from any successor to the Company to assume and perform the severance agreement).

The severance agreements also contain customary non-competition, non-solicitation and non-disparagement provisions.

Additionally, the Company’s stock option agreements, restricted stock agreements and performance award agreements provide for full vesting of unvested outstanding options and restricted stock, respectively, in the event of a change of control of the Company and a change in the holder’s responsibilities following a change of control.

Williams

Varco Supplemental Executive Retirement Plan. Mr. Williams was a participant in the Amendment and Restatement of the Supplemental Executive Retirement Plan of Varco which was assumed by the Company as a result of the merger (the “Merger”) with Varco International, Inc. (the “Amended SERP”). The Amended SERP provides for retirement, death and disability benefits, payable over 10 years. The annual benefit amount is generally equal to 50% of the average of a participant’s highest five calendar years of base salary, or if greater, in the case of a change of control that occurs prior to January 1, 2006 (which occurred as a result of the Merger), 50% of the average salary in effect since January 2001. This annual benefit is subject to a service reduction in the event the participant retires or his employment is terminated prior to reaching age 65 (excluded from this reduction are terminations following a change in control).

Mr. Williams is currently fully vested in the benefits provided by the Amended SERP. Based on historical earnings and presuming normal retirement at age 65, Mr. Williams would be entitled to an annual benefit of approximately $162,000.

Amendment and Restatement of the Varco Executive Retiree Medical Plan. Mr. Williams was a participant in the Amendment and Restatement of the Varco International, Inc. Executive Retiree Medical Plan which was assumed by the Company as a result of the Merger (the “Medical Plan”). Upon and following (i) certain retirements of a participant at or after age 55, or (ii) the death or disability of a participant, or (iii) terminations of a participant prior to age 55 (but benefits are not payable until age 55), the participant, his spouse and dependent children shall be provided the medical, dental, vision and prescription drug benefits that are then provided to the Company’s executive officers. These Medical Plan benefits are, however, conditioned upon the Company’s receipt of a monthly cash contribution in an amount not greater than that paid by the executive officers for similar benefits, and, in certain circumstances, the participant having achieved 10 years of service with the Company or any of its predecessor companies prior to retirement or termination of employment.

Mr. Williams is currently fully vested in the benefits provided by the Medical Plan.

Potential Payments Upon Termination

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to the named executive officers if: (1) the Company terminates the executive’s employment with the Company other than for cause, death or disability; or (2) the executive terminates his employment with the Company for “Good Reason” (as defined in the employment agreement or severance agreement), both events hereinafter referred to as “Termination”.

The Company’s Compensation Committee believes the payment and benefit levels provided to its named executive officers under their employment agreements and/or severance agreements upon Termination should correspond to the level of responsibility and risk assumed by the named executive officer. Thus, the payment and benefit levels for Mr. Williams, Mr. Thigpen, Mr. Rovig, Mr. Weinstock and Mr. Duff are based on their levels of responsibility and market considerations at the time the Company entered into the relevant agreements.

The amount of compensation payable to each named executive officer in each situation is listed in the tables below.

The following table describes the potential payments upon Termination as of December 31, 2014 for Clay C. Williams, the Company’s Chairman, President and Chief Executive Officer.

Executive Benefits and Payments Upon Termination under the Employment Agreement(1)	Termination(2)
Cash Severance(3)	$4,050,000
Continuing medical benefits(4)	$37,266
Value of Unvested Stock Options(5)	$78,667
Value of Unvested Time-Based Restricted Stock(6)	$1,492,446
Value of Unvested Performance-Based Restricted Stock(7)	$1,332,553
Value of Unvested Performance Awards(7)	$5,289,319
Total:	$12,280,251

Executive Benefits and Payments Upon Termination under the Severance Agreement(8)	Termination(2)
Cash Severance(9)	$2,025,000
Value of Unvested Time-Based Restricted Stock(6)	$1,492,446
Total:	$3,517,446

(1)	For purposes of this analysis, we assumed the executive’s compensation is as follows: base salary as of December 31, 2014 of $900,000. Unvested stock options include 19,521 options from 2012 grant at $77.987/share, 49,167 options from 2013 grant at $63.926/share, and 172,966 options from 2014 grant at $68.997/share. Unvested performance-based restricted stock includes 20,335 shares from the February 21, 2012 grant. Unvested time-based restricted stock includes 22,775 shares from the February 15, 2013 grant. Unvested performance awards include 26,214 shares from the March 22, 2013 grant and 54,502 shares from the February 25, 2014 grant. Value of unvested stock options, restricted stock awards and performance awards based on a share price of $65.53, the Company’s closing stock price on December 31, 2014.
(2)	Assumes the employment relationship is terminated by the Company for reasons other than for cause, death or disability or by the executive for “Good Reason” (as defined in the employment agreement or severance agreement).
(3)	Amount is equal to two (2) times the sum of (i) the executive’s base salary ($900,000) and (2) 125% of the executive’s base salary.
(4)	Value of post-employment continuation of benefits for 24 months following Termination.
(5)	Unvested stock options will continue to vest for a period of up to three years following the date of Termination, while unexercised options will expire at either expiration date or 90 days after the three year anniversary of the date of Termination.
(6)	Unvested time-based restricted stock will be 100% vested upon Termination.
(7)	Awards will continue according to their terms through the end of the original performance period but be prorated for employment during the three-year performance period. For purposes hereof, we have assumed that the awards vest at target (100%) at the end of the performance period.
(8)	For purposes of this analysis, we assumed the executive’s compensation is as follows: base salary as of December 31, 2014 of $900,000. Unvested time-based restricted stock includes 22,775 shares from the February 15, 2013 grant. Value of restricted stock based on a share price of $65.53, the Company’s closing stock price on December 31, 2014.
(9)	Amount is equal to one (1) times the sum of (i) the executive’s base salary ($900,000) and (2) 125% of the executive’s base salary.

In the event of a Company termination of Mr. Williams’ employment for cause, death or disability or Mr. Williams’ voluntary termination of his employment with the Company (not for good reason), no extra benefits are payable by the Company to Mr. Williams as a result of any such events.

The following table describes the potential payments upon Termination as of December 31, 2014 for Jeremy D. Thigpen, the Company’s Senior Vice President and Chief Financial Officer.

Executive Benefits and Payments Upon Termination under the Employment Agreement(1)	Termination(2)
Cash Severance(3)	$2,340,000
Continuing medical benefits(4)	$33,399
Value of Unvested Stock Options(5)	$47,605
Value of Unvested Time-Based Restricted Stock(6)	$1,137,077
Value of Unvested Performance-Based Restricted Stock(7)	$717,750
Value of Unvested Performance Awards(7)	$2,082,281

Total:	$6,358,112

Executive Benefits and Payments Upon Termination under the Severance Agreement(8)	Termination(2)
Cash Severance(9)	$1,170,000
Value of Unvested Time-Based Restricted Stock(6)	$1,137,077

Total:	$2,307,077

(1)	For purposes of this analysis, we assumed the executive’s compensation is as follows: base salary as of December 31, 2014 of $650,000. Unvested stock options include 10,484 options from 2012 grant at $77.987/share, 29,753 options from 2013 grant at $63.926/share, and 44,629 options from 2014 grant at $68.997/share. Unvested performance-based restricted stock includes 10,953 shares from the February 21, 2012 grant. Unvested time-based restricted stock includes 17,352 shares from the February 15, 2013 grant. Unvested performance awards include 15,888 shares from the March 22, 2013 grant and 15,888 shares from the February 25, 2014 grant. Value of unvested stock options, restricted stock awards and performance awards based on a share price of $65.53, the Company’s closing stock price on December 31, 2014.
(2)	Assumes the employment relationship is terminated by the Company for reasons other than for cause, death or disability or by the executive for “Good Reason” (as defined in the employment agreement or severance agreement).
(3)	Amount is equal to two (2) times the sum of (i) the executive’s base salary ($650,000) and (2) 80% of the executive’s base salary.
(4)	Value of post-employment continuation of benefits for 24 months following Termination.
(5)	Unvested stock options will continue to vest for a period of up to three years following the date of Termination, while unexercised options will expire at either expiration date or 90 days after the three year anniversary of the date of Termination.
(6)	Unvested time-based restricted stock will be 100% vested upon Termination.
(7)	Awards will continue according to their terms through the end of the original performance period but be prorated for employment during the three-year performance period. For purposes hereof, we have assumed that the awards vest at target (100%) at the end of the performance period.
(8)	For purposes of this analysis, we assumed the executive’s compensation is as follows: base salary as of December 31, 2014 of $650,000. Unvested time-based restricted stock includes 17,352 shares from the February 15, 2013 grant. Value of restricted stock based on a share price of $65.53, the Company’s closing stock price on December 31, 2014.
(9)	Amount is equal to one (1) times the sum of (i) the executive’s base salary ($650,000) and (2) 80% of the executive’s base salary.

In the event of a Company termination of Mr. Thigpen’s employment for cause, death or disability or Mr. Thigpen’s voluntary termination of his employment with the Company (not for good reason), no extra benefits are payable by the Company to Mr. Thigpen as a result of any such events.

The following table describes the potential payments upon Termination as of December 31, 2014 for Joseph W. Rovig, the Company’s President – Rig Systems & Rig Aftermarket.

Executive Benefits and Payments Upon Termination under the Employment Agreement(1)	Termination(2)
Cash Severance(3)	$1,980,000
Continuing medical benefits(4)	$37,871
Value of Unvested Stock Options(5)	$7,334
Value of Unvested Time-Based Restricted Stock(6)	$149,212
Value of Unvested Performance-Based Restricted Stock(7)	$0
Value of Unvested Performance Awards(7)	$640,228
Total:	$2,814,645

Executive Benefits and Payments Upon Termination under the Severance Agreement(8)	Termination(2)
Cash Severance(9)	$990,000
Value of Unvested Time-Based Restricted Stock(6)	$149,212
Total:	$1,139,212

(1)	For purposes of this analysis, we assumed the executive’s compensation is as follows: base salary as of December 31, 2014 of $550,000. Unvested stock options include 2,075 options from 2012 grant at $77.987/share, 4,584 options from 2013 grant at $63.926/share, and 27,850 options from 2014 grant at $68.997/share. Unvested time-based restricted stock includes 1,084 shares from the February 21, 2012 grant and 1,193 shares from the February 15, 2013 grant. Unvested performance awards include 9,770 shares from the February 25, 2014 grant. Value of unvested stock options, restricted stock awards and performance awards based on a share price of $65.53, the Company’s closing stock price on December 31, 2014.
(2)	Assumes the employment relationship is terminated by the Company for reasons other than for cause, death or disability or by the executive for “Good Reason” (as defined in the employment agreement or severance agreement).
(3)	Amount is equal to two (2) times the sum of (i) the executive’s base salary ($550,000) and (2) 80% of the executive’s base salary.
(4)	Value of post-employment continuation of benefits for 24 months following Termination.
(5)	Unvested stock options will continue to vest for a period of up to three years following the date of Termination, while unexercised options will expire at either expiration date or 90 days after the three year anniversary of the date of Termination.
(6)	Unvested time-based restricted stock will be 100% vested upon Termination.
(7)	Awards will continue according to their terms through the end of the original performance period but be prorated for employment during the three-year performance period. For purposes hereof, we have assumed that the awards vest at target (100%) at the end of the performance period.
(8)	For purposes of this analysis, we assumed the executive’s compensation is as follows: base salary as of December 31, 2014 of $550,000. Unvested time-based restricted stock includes 1,084 shares from the February 21, 2012 grant and 1,193 shares from the February 15, 2013 grant. Value of restricted stock based on a share price of $65.53, the Company’s closing stock price on December 31, 2014.
(9)	Amount is equal to one (1) times the sum of (i) the executive’s base salary ($550,000) and (2) 80% of the executive’s base salary.

In the event of a Company termination of Mr. Rovig’s employment for cause, death or disability or Mr. Rovig’s voluntary termination of his employment with the Company (not for good reason), no extra benefits are payable by the Company to Mr. Rovig as a result of any such events.

The following table describes the potential payments upon Termination as of December 31, 2014 for Craig L. Weinstock, the Company’s Senior Vice President, General Counsel and Secretary.

Executive Benefits and Payments Upon Termination under the Employment Agreement(1)	Termination(2)
Cash Severance(3)	$1,785,000
Continuing medical benefits(4)	$31,691
Value of Unvested Stock Options(5)	$0
Value of Unvested Time-Based Restricted Stock(6)	$312,709
Value of Unvested Performance-Based Restricted Stock(7)	$0
Value of Unvested Performance Awards(7)	$0
Total:	$2,129,400

Executive Benefits and Payments Upon Termination under the Severance Agreement(8)	Termination(2)
Cash Severance(9)	$892,500
Value of Unvested Time-Based Restricted Stock(6)	$312,709
Total:	$1,205,209

(1)	For purposes of this analysis, we assumed the executive’s compensation is as follows: base salary as of December 31, 2014 of $510,000. Unvested stock options include 9,169 options from 2013 grant at $72.657/share, and 13,753 options from 2014 grant at $68.997/share. Unvested time-based restricted stock includes 2,386 shares from the October 1, 2013 grant and 2,386 from the February 25, 2014 grant. Value of unvested stock options and restricted stock awards based on a share price of $65.53, the Company’s closing stock price on December 31, 2014.
(2)	Assumes the employment relationship is terminated by the Company for reasons other than for cause, death or disability or by the executive for “Good Reason” (as defined in the employment agreement or severance agreement).
(3)	Amount is equal to two (2) times the sum of (i) the executive’s base salary ($510,000) and (2) 75% of the executive’s base salary.
(4)	Value of post-employment continuation of benefits for 24 months following Termination.
(5)	Unvested stock options will continue to vest for a period of up to three years following the date of Termination, while unexercised options will expire at either expiration date or 90 days after the three year anniversary of the date of Termination.
(6)	Unvested time-based restricted stock will be 100% vested upon Termination.
(7)	Awards will continue according to their terms through the end of the original performance period but be prorated for employment during the three-year performance period. For purposes hereof, we have assumed that the awards vest at target (100%) at the end of the performance period.
(8)	For purposes of this analysis, we assumed the executive’s compensation is as follows: base salary as of December 31, 2014 of $510,000. Unvested time-based restricted stock includes 2,386 shares from the October 1, 2013 grant and 2,386 from the February 25, 2014 grant. Value of restricted stock based on a share price of $65.53, the Company’s closing stock price on December 31, 2014.
(9)	Amount is equal to one (1) times the sum of (i) the executive’s base salary ($510,000) and (2) 75% of the executive’s base salary.

In the event of a Company termination of Mr. Weinstock’s employment for cause, death or disability or Mr. Weinstock’s voluntary termination of his employment with the Company (not for good reason), no extra benefits are payable by the Company to Mr. Weinstock as a result of any such events.

The following table describes the potential payments upon Termination as of December 31, 2014 for Scott K. Duff, the Company’s Vice President, Corporate Controller and Chief Accounting Officer.

Executive Benefits and Payments Upon Termination under the Employment Agreement(1)	Termination(2)
Cash Severance(3)	$1,260,000
Continuing medical benefits(4)	$41,239
Value of Unvested Stock Options(5)	$14,829
Value of Unvested Time-Based Restricted Stock(6)	$454,844
Value of Unvested Performance-Based Restricted Stock(7)	$0
Value of Unvested Performance Awards(7)	$0
Total:	$1,770,912

Executive Benefits and Payments Upon Termination under the Severance Agreement(8)	Termination(2)
Cash Severance(9)	$630,000
Value of Unvested Time-Based Restricted Stock(6)	$454,844
Total:	$1,084,844

(1)	For purposes of this analysis, we assumed the executive’s compensation is as follows: base salary as of December 31, 2014 of $360,000. Unvested stock options include 4,150 options from 2012 grant at $77.987/share, 9,168 options from 2013 grant at $63.926/share, and 13,753 options from 2014 grant at $68.997/share. Unvested time-based restricted stock includes 2,169 shares from the February 21, 2012 grant, 2,386 shares from the February 15, 2013 grant and 2,386 shares from the February 25, 2014 grant. Value of unvested stock options and restricted stock awards based on a share price of $65.53, the Company’s closing stock price on December 31, 2014.
(2)	Assumes the employment relationship is terminated by the Company for reasons other than for cause, death or disability or by the executive for “Good Reason” (as defined in the employment agreement or severance agreement).
(3)	Amount is equal to two (2) times the sum of (i) the executive’s base salary ($360,000) and (2) 75% of the executive’s base salary.
(4)	Value of post-employment continuation of benefits for 24 months following Termination.
(5)	Unvested stock options will continue to vest for a period of up to three years following the date of Termination, while unexercised options will expire at either expiration date or 90 days after the three year anniversary of the date of Termination.
(6)	Unvested time-based restricted stock will be 100% vested upon Termination.
(7)	Awards will continue according to their terms through the end of the original performance period but be prorated for employment during the three-year performance period. For purposes hereof, we have assumed that the awards vest at target (100%) at the end of the performance period.
(8)	For purposes of this analysis, we assumed the executive’s compensation is as follows: base salary as of December 31, 2014 of $360,000. Unvested time-based restricted stock includes 2,169 shares from the February 21, 2012 grant, 2,386 shares from the February 15, 2013 grant and 2,386 shares from the February 25, 2014 grant. Value of restricted stock based on a share price of $65.53, the Company’s closing stock price on December 31, 2014.

(9)	Amount is equal to one (1) times the sum of (i) the executive’s base salary ($360,000) and (2) 75% of the executive’s base salary.

In the event of a Company termination of Mr. Duff’s employment for cause, death or disability or Mr. Duff’s voluntary termination of his employment with the Company (not for good reason), no extra benefits are payable by the Company to Mr. Duff as a result of any such events.

EXECUTIVE COMPENSATION

The following table sets forth for the year ended December 31, 2014 the compensation paid by the Company to its Chief Executive Officer and Chief Financial Officer and three other most highly compensated executive officers (the “Named Executive Officers”) serving in such capacity at December 31, 2014. The following table also includes compensation paid by the Company to certain former Named Executive Officers, as described in the accompanying footnotes.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)		Stock Awards ($)(2)		Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(4)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)		Total ($)
(a)	(b)	(c)		(d)		(e)		(f)		(g)		(h)	(i)		(j)
Merrill A. Miller, Jr.	2014		$431,250		—		$4,902,280		$5,055,078		$0	—		$26,900		$10,415,508
Former Chief Executive Officer(6)	2013		$975,000		—		$5,167,465		$4,711,550		$1,384,366	—		$49,200		$12,287,581
	2012		$975,000		$355,000		$3,806,100		$3,232,209		$1,065,405	—		$48,981		$10,136,781

Clay C. Williams Chief Executive Officer(7)	2014 2013 2012	$ $ $	871,154 750,000 700,000	$	— — 170,000	$ $ $	3,959,930 3,232,209 1,585,875	$ $ $	4,082,739 1,638,800 1,620,540	$ $ $	1,903,988 709,931 509,937	— — —	$ $ $	45,246 40,162 37,923	$ $ $	10,863,057 6,371,102 4,624,275

Jeremy D. Thigpen Senior VP & Chief Financial Officer	2014 2013 2012	$ $ $	650,000 650,000 550,000	$	— — 130,000	$ $ $	1,157,570 2,185,835 854,258	$ $ $	1,053,440 991,715 870,290	$ $ $	880,066 492,219 636,371	— — —	$ $ $	33,000 33,038 28,875	$ $ $	3,774,076 4,352,807 3,069,794

Joseph W. Rovig President – Rig Systems & Rig Aftermarket(8)	2014 2013 2012		$482,692 — —		— — —		$711,925 — —		$657,382 — —		$802,812 — —	— — —		$36,202 — —		$2,691,013 — —

Craig L. Weinstock Senior VP, General Counsel & Secretary(9)	2014 2013 2012		$413,768 — —		— — —		$164,626 — —		$324,634 — —		$647,356 — —	— — —		$0 — —		$1,550,384 — —

Scott K. Duff Vice President, Corporate Controller and Chief Accounting Officer(10)	2014 2013 2012		$286,616 — —		— — —		$164,626 — —		$324,634 — —		$403,950 — —	— — —		$20,432 — —		$1,200,258 — —

Dwight W. Rettig Former Executive VP, General Counsel & Secretary(11)	2014 2013 2012	$ $ $	456,539 550,000 550,000	$	— — 130,000	$ $ $	1,157,570 1,977,845 854,258	$ $ $	1,053,440 991,715 870,290	$ $ $	0 416,493 375,624	— — —	$ $ $	30,737 34,950 32,918	$ $ $	2,698,286 3,971,003 2,813,090

Robert W. Blanchard Former Vice President, Corporate Controller and Chief Accounting Officer(12)	2014 2013 2012	$ $ $	236,539 350,000 350,000	$	— — 80,000	$ $ $	711,925 1,355,400 685,098	$ $ $	657,382 618,864 607,700	$ $ $	0 248,476 239,033	— — —	$ $ $	883,304 25,950 25,728	$ $ $	2,489,150 2,598,690 1,986,495

(1)	Reflects a discretionary bonus payout. For further information, see “Compensation Discussion and Analysis – Components of Compensation – Annual Incentive Award”.

(2)	The amounts reported in this column represent the aggregate grant date fair value of stock awards granted in the relevant year compiled in accordance with FASB Topic 718, excluding forfeiture estimates. Refer to the Company’s 2014 Annual Report, Financial Report to Stockholders for all relevant valuation assumptions used to determine the grant date fair value of the stock awards included in this column.
(3)	The amounts reported in this column represent the aggregate grant date fair value of option awards granted in the relevant year compiled in accordance with FASB Topic 718, excluding forfeiture estimates. Refer to the Company’s 2014 Annual Report, Financial Report to Stockholders for all relevant valuation assumptions used to determine the grant date fair value of option awards included in this column.
(4)	The amounts shown in this column represent the value of the annual cash bonus awards under the Company’s 2014 annual incentive plan. Mr. Miller, Mr. Rettig and Mr. Blanchard did not receive a bonus payout from the Company for 2014 because they were not employed by the Company at the end of December 31, 2014.
(5)	The amounts include:
(a)	The Company’s cash contributions for 2014 under the National Oilwell Varco 401(k) and Retirement Savings Plan, a defined contribution plan, on behalf of Mr. Miller – $20,800; Mr. Williams – $20,800; Mr. Thigpen – $17,400; Mr. Rovig – $17,088; Mr. Weinstock – $0.00; Mr. Duff – $19,500; Mr. Rettig – $22,100 and Mr. Blanchard – $21,288.
(b)	The Company’s cash contributions for 2014 under the National Oilwell Varco Supplemental Savings Plan, a defined contribution plan, on of behalf Mr. Miller – $6,100.00; Mr. Williams – $24,446; Mr. Thigpen – $15,600; Mr. Rovig – $19,114; Mr. Weinstock – $0.00; Mr. Duff – $932; Mr. Rettig – $8,637 and Mr. Blanchard – $0.00.
(c)	Mr. Blanchard also received $862,016 in connection with his retirement, as discussed below.
(6)	On February 27, 2014, Mr. Miller stepped down as Chief Executive Officer, but remained the Company’s Executive Chairman. On May 30, 2014, Mr. Miller left the Company in connection with the spin-off of the Company’s distribution business. At the time of Mr. Miller’s departure in May 2014, his base salary was $975,000 and his 2014 annual incentive plan participation level was 150%.
(7)	On February 27, 2014, Mr. Williams was promoted to Chief Executive Officer. In February 2014, Mr. Williams’ base salary was increased from $750,000 to $900,000 and his 2014 annual incentive plan participation level was increased from 100% to 125%.
(8)	On April 1, 2014, Mr. Rovig was promoted to President – Rig Systems & Rig Aftermarket. In March 2014, Mr. Rovig’s base salary was increased from $300,000 to $550,000. Mr. Blanchard’s 2014 annual incentive plan participation level remained unchanged at 80%.
(9)	On October 1, 2014, Mr. Weinstock was promoted to Senior Vice President, General Counsel and Secretary. In October 2014, Mr. Weinstock’s base salary increased from $400,000 to $510,000 and his 2014 annual incentive plan participation level increased from 50% to 75%.
(10)	On August 1, 2014, Mr. Duff was promoted to Vice President, Corporate Controller & Chief Accounting Officer. In August 2014, Mr. Duff’s base salary increased from $240,000 to $360,000 and his 2014 annual incentive plan participation level increased from 60% to 75%, however it was prorated based on the date of his promotion on August 1, 2014.
(11)	On October 1, 2014, Mr. Rettig retired as the Company’s Executive Vice President, General Counsel and Secretary. In February 2014, Mr. Rettig’s base salary was increased from $550,000 to $600,000. Mr. Rettig’s 2014 annual incentive plan participation level remained unchanged at 80%. At the time of his retirement, the Company and Mr. Rettig entered into a consulting agreement with a term of three (3) years. Pursuant to the consulting agreement, Mr. Rettig will provide general legal services, as requested by the Company. During the term of such consulting agreement, Mr. Rettig will retain any form of equity grant awarded by the Company that is outstanding on October 1, 2014. The consulting agreement also contains restrictions on competitive activities and solicitation of the Company’s employees for a period of one (1) year following the date of termination of the consulting agreement.
(12)	On July 31, 2014, Mr. Blanchard retired as the Company’s Vice President, Corporate Controller and Chief Accounting Officer. In February 2014, Mr. Blanchard’s base salary was increased from $350,000 to $400,000. Mr. Blanchard’s 2014 annual incentive plan participation level remained unchanged at 75%. At the time of his retirement, the Company and Mr. Blanchard entered into a consulting agreement with a term of three (3) years. Pursuant to the consulting agreement, Mr. Blanchard will provide general financial and accounting services, as requested by the Company. During the term of such consulting agreement, Mr. Blanchard will retain any form of equity grant awarded by the Company that is outstanding on August 1, 2014. The Company also provided Mr. Blanchard with a lump sum payment equal to $862,016. The consulting agreement also contains restrictions on competitive activities and solicitation of the Company’s employees for a period of one (1) year following the date of termination of the consulting agreement.

Grants of Plan Based Awards

The following table provides information concerning stock options and restricted stock awards granted to Named Executive Officers during the fiscal year ended December 31, 2014. The Company has granted no stock appreciation rights.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)
		Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Merrill A. Miller, Jr.(5)	2014	$146,250	$1,462,500	$2,925,000	31,107	62,213	124,426	0	197,434	$74.83	$9,957,359
Clay C. Williams	2014	$112,500	$1,125,000	$2,250,000	27,251	54,502	109,004	0	172,966	$68.997	$8,042,670
Jeremy D. Thigpen	2014	$52,000	$520,000	$1,040,000	7,944	15,888	31,776	0	44,629	$68.997	$2,211,010
Joseph W. Rovig	2014	$44,000	$440,000	$880,000	4,885	9,770	19,540	0	27,850	$68.997	$1,369,308
Craig L. Weinstock	2014	$38,250	$382,500	$765,000	0	0	0	2,386	13,753	$68.997	$489,260
Scott K. Duff	2014	$27,000	$270,000	$540,000	0	0	0	2,386	13,753	$68.997	$489,260
Dwight W. Rettig	2014	$48,000	$480,000	$960,000	7,944	15,888	31,776	0	44,629	$68.997	$2,211,010
Robert W. Blanchard	2014	$30,000	$300,000	$600,000	4,885	9,770	19,540	0	27,850	$68.997	$1,369,308

(1)	Represents the range of possible payouts under our annual incentive compensation plan.
(2)	On February 25, 2014, the Compensation Committee approved the 2014 Performance Share Award Grant. The performance share awards will be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into two approximately equal, independent parts that are subject to two separate performance metrics: 50% in value based on the Company’s TSR (total shareholder return) goal and 50% in value based on the Company’s internal ROC goal (return on capital). The number of shares subject to equity awards and exercise price of option awards reflects the adjustments made on account of the spin-off of NOW Inc. on May 30, 2014.
(3)	On February 25, 2014, the Compensation Committee approved a grant of restricted stock awards to these executive officers pursuant to the National Oilwell Varco, Inc. Long-Term Incentive Plan. The restricted stock awards granted by the Company to its executive officers vest 100% on the third anniversary of the date of grant, provided that such executive officer remains continuously employed with the Company during such time period. The number of shares subject to equity awards and exercise price of option awards reflects the adjustments made on account of the spin-off of NOW Inc. on May 30, 2014.
(4)	Assumptions made in calculating the value of option and restricted stock awards are further discussed in Item 15. Exhibits and Financial Statement Schedules – Notes to Consolidated Financial Statements, Note 13, of the Company’s Form 10-K for the fiscal year ended December 31, 2014. The grant date fair value of the restricted stock awards are as follows: Mr. Miller – $4,902,280; Mr. Williams – $3,959,930; Mr. Thigpen – $1,157,570; Mr. Joseph W. Rovig – $711,925; Mr. Craig L. Weinstock – $164,626; Mr. Rettig – $1,157,570; Mr. Scott K. Duff – $164,626 and Mr. Blanchard – $711,925. The grant date fair value of the option awards are as follows: Mr. Miller – $5,055,078; Mr. Williams – $4,082,739; Mr. Thigpen – $1,053,440; Mr. Joseph W. Rovig – $657,382; Mr. Craig L. Weinstock – $324,634; Mr. Rettig – $1,053,440; Mr. Scott K. Duff – $324,634; and Mr. Blanchard – $657,382.
(5)	The stock options and performance share awards granted to Mr. Miller, after pro-ration, were converted to stock options and performance share awards of NOW Inc. in connection with the spin-off of the Company’s distribution business on May 30, 2014.

Exercises and Holdings of Previously-Awarded Equity Disclosure

The following table provides information regarding outstanding awards that have been granted to Named Executive Officers where the ultimate outcomes of such awards have not been realized, as of December 31, 2014.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1) (j)
Clay C. Williams		172,966(2)		$68.997	2/26/24
	24,582	49,167(3)		$63.926	2/16/23
	39,044	19,521(4)		$77.987	2/22/22
	51,245			$73.579	2/23/21
	66,895			$40.635	2/17/20
	43,382			$59.159	2/20/18
								20,335	(5)	$1,332,553
								22,775	(7)	$1,492,446
								26,214	(8)	$1,717,803
								54,502	(10)	$3,571,516
Jeremy D. Thigpen		44,629(2)		$68.997	2/26/24
	14,876	29,753(3)		$63.926	2/16/23
	20,967	10,484(4)		$77.987	2/22/22
	17,569			$73.579	2/23/21
	12,250			$40.635	2/17/20
								10,953	(5)	$717,750
								17,352	(7)	$1,137,077
								15,888	(8)	$1,041,141
								15,888	(10)	$1,041,141
Joseph W. Rovig		27,850(2)		$68.997	2/26/24
	2,292	4,584(3)		$63.926	2/16/23
	4,150	2,075(4)		$77.987	2/22/22
	6,149			$73.579	2/23/21
								1,084	(6)	$71,035
								1,193	(9)	$78,177
								9,770	(10)	$640,228
Craig L. Weinstock		13,753(2)		$68.997	2/26/24
	4,584	9,169(11)		$72.657	10/2/23
								2,386	(13)	$156,355
								2,386	(12)	$156,355
Scott K. Duff		13,753(2)		$68.997	2/26/24
	0	9,168(3)		$63.926	2/16/23
	8,300	4,150(4)		$77.987	2/22/22
								2,169	(6)	$142,135
								2,386	(9)	$156,355
								2,386	(12)	$156,355

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1) (j)
Dwight W. Rettig		44,629(2)		$68.997	2/26/24
	14,876	29,753(3)		$63.926	2/16/23
	20,967	10,484(4)		$77.987	2/22/22
	26,354			$73.579	2/23/21
								10,953	(5)	$717,750
								14,099	(7)	$923,907
								15,888	(8)	$1,041,141
								15,888	(10)	$1,041,141
Robert W. Blanchard		27,850(2)		$68.997	2/26/24
	0	18,567(3)		$63.926	2/16/23
	0	8,423(4)		$77.987	2/22/22
								8,784	(5)	$575,616
								10,845	(7)	$710,673
								9,770	(8)	$640,228
								9,770	(10)	$640,228

(1)	Calculations based upon the closing price ($65.53) of the Company’s common stock on December 31, 2014, the last trading day of the year. The number of shares subject to equity awards and exercise price of option awards reflects the adjustments made on account of the spin-off of NOW Inc. on May 30, 2014. The vesting schedule and expiration dates of these stock options remain unchanged.
(2)	2014 Stock Option Grant – Stock options vest at the rate of 33 1/3%/year, with vesting dates of 2/25/2015, 2/25/2016 and 2/25/2017.
(3)	2013 Stock Option Grant – Stock options vest at the rate of 33 1/3%/year, with vesting dates of 2/15/2014, 2/15/2015 and 2/15/2016.
(4)	2012 Stock Option Grant – Stock options vest at the rate of 33 1/3%/year, with vesting dates of 2/21/13, 2/21/14 and 2/21/15.
(5)	2012 Performance-Vesting Restricted Stock Grant – The grant vests 100% on the third anniversary of the date of grant, contingent on the Company’s operating income growth, measured on a percentage basis, from January 1, 2012 to December 31, 2014 exceeding the median operating income growth for a designated peer group over the same period. One-time, non-recurring, non-operational gains or charges to income taken by the Company or any member of the designated peer group that are publicly reported would be excluded from the income calculation and comparison set forth above. If the Company’s operating income growth does not exceed the median operating income growth of the designated peer group over the designated period, the applicable restricted stock award grant for the executives will not vest and would be forfeited.
(6)	2012 Grant of Restricted Stock Awards – The restricted stock awards granted by the Company to its executive officers vest 100% on the third anniversary of the date of grant, provided that such executive officer remains continuously employed with the Company during such time period.
(7)	2013 Special Grant of Restricted Stock Awards – The restricted stock awards granted by the Company to its executive officers vest 100% on the third anniversary of the date of grant, provided that such executive officer remains continuously employed with the Company during such time period.
(8)

2013 Performance Share Award Grant – The performance share awards will be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into two approximately equal, independent parts that are subject to two separate performance metrics: 50% in value based on the Company’s TSR (total shareholder return) goal and 50% in value based on the Company’s internal ROC goal (return on capital).
(9)	2013 Grant of Restricted Stock Awards – The restricted stock awards granted by the Company to its executive officers vest 100% on the third anniversary of the date of grant, provided that such executive officer remains continuously employed with the Company during such time period.
(10)	2014 Performance Share Award Grant – The performance share awards will be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into two approximately equal, independent parts that are subject to two separate performance metrics: 50% in value based on the Company’s TSR (total shareholder return) goal and 50% in value based on the Company’s internal ROC goal (return on capital).
(11)	2013 Special Stock Option Grant to Mr. Weinstock upon his employment with the Company – Stock options vest at the rate of 33 1/3%/year, with vesting dates of 10/1/2014, 10/1/2015 and 10/1/2016.
(12)	2014 Grant of Restricted Stock Awards – The restricted stock awards granted by the Company to its executive officers vest 100% on the third anniversary of the date of grant, provided that such executive officer remains continuously employed with the Company during such time period.
(13)	2013 Special Grant of Restricted Stock Awards to Mr. Weinstock upon his employment with the Company – The restricted stock awards granted by the Company to Mr. Weinstock vest 100% on the third anniversary of the date of grant, provided that Mr. Weinstock remains continuously employed with the Company during such time period.

The following table provides information on the amounts received by the Named Executive Officers during 2014 upon exercise of stock options or vesting of stock awards.

Option Exercises and Stock Vested

	Option Awards			Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)		Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Merrill A. Miller, Jr.	0		$0	23,800	$3,066,800
Clay C. Williams	0		$0	10,158	$1,309,000
Jeremy D. Thigpen	0		$0	5,224	$673,200
Joseph W. Rovig	0		$0	508	$52,360
Craig L. Weinstock	0		$0	0	$0
Scott K. Duff	17,323	(1)	$118,394	1,056	$108,460
Dwight W. Rettig	0		$0	5,224	$673,200
Robert W. Blanchard	48,417	(2)	$580,422	4,411	$568,480

(1)	On June 17, 2014, Mr. Duff exercised 12,738 options from his 2011 grant at $73.579/share and 4,585 options from his 2013 grant at $63.926/share.
(2)	On August 26, 2014, Mr. Blanchard exercised 22,287 options from his 2011 grant at $73.579/share, 16,847 options from his 2012 grant at $77.987/share and 9,283 options from his 2013 grant at $63.926/share.

Post-Employment Compensation

The following table provides information on nonqualified deferred compensation provided under the Supplemental Plan to the Named Executive Officers during the fiscal year ended December 31, 2014. For a more detailed discussion, see the section titled “Compensation Discussion and Analysis – Retirement, Health and Welfare Benefits”.

Nonqualified Deferred Compensation

Name (a)	Executive Contributions in Last FY ($)(1) (b)	Registrant Contributions in Last FY ($)(2) (c)	Aggregate Earnings in Last FY ($)(3) (d)		Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Merrill A. Miller, Jr.	$0.00	$6,100.00		$36,952.30	$0.00	$396,451.01
Clay C. Williams	$0.00	$24,446.23		$136,428.94	$0.00	$1,154,940.69
Jeremy D. Thigpen	$0.00	$15,600.00		$7.50	$0.00	$82,899.21
Joseph W. Rovig	$86,884.55	$19,114.17	-$	27,186.74	$0.00	$1,161,584.95
Craig L. Weinstock	$0.00	$0.00		$0.00	$0.00	$0.00
Scott K. Duff	$0.00	$931.57		$10,749,23	$0.00	$321,681.21
Dwight W. Rettig	$0.00	$8,636.53		$8.52	$0.00	$85,737.33
Robert W. Blanchard	$0.00	$0.00		$4,005.29	$11,953.33	$1,008,275.59

(1)	Executive contributions were from the executive’s salary and are included in the Summary Compensation Table under the “Salary” column.
(2)	Registrant contributions are included in the Summary Compensation Table under the “All Other Compensation” column.
(3)	Aggregate earnings reflect the returns of the investment funds selected by the executives and are not included in the Summary Compensation Table.

Certain Relationships and Related Transactions

We transact business with companies with which certain of our Directors are affiliated. All transactions with these companies are on terms competitive with other third party vendors, and none of these is material either to us or any of these companies.

A “conflict of interest” occurs when a director or executive officer’s private interest interferes in any way, or appears to interfere, with the interests of the Company. Conflicts of interest can arise when a director or executive officer, or a member of his or her immediate family, have a direct or indirect material interest in a transaction with us. Conflicts of interest also arise when a director or executive officer, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position as a director or executive officer of the Company. The Company’s Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers provides that directors and executive officers must avoid conflicts of interests with the Company. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company must be disclosed immediately to the Chair of the Company’s Audit Committee for his review and approval or ratification. This code also provides that the Company shall not make any personal loans or extensions of credit to nor become contingently liable for any indebtedness of directors or executive officers or a member of his or her family.

DIRECTOR COMPENSATION

Directors who are employees of the Company do not receive compensation for serving on the Board of Directors. The following table sets forth the compensation paid by the Company to its non-employee members of the Board of Directors for the year ended December 31, 2014.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)(1)	(d)(2)	(e)	(f)	(g)	(h)
Greg L. Armstrong	$117,500	$175,025	—	—	—	—	$292,525
Robert E. Beauchamp	$104,000	$175,025	—	—	—	—	$279,025
Marcela E. Donadio	$50,000	$175,025	—	—	—	—	$225,025
Ben A. Guill	$99,750	$175,025	—	—	—	—	$274,775
David D. Harrison	$122,500	$175,025	—	—	—	—	$297,525
Roger L. Jarvis	$93,750	$175,025	—	—	—	—	$268,775
Eric L. Mattson	$102,500	$175,025	—	—	—	—	$277,525
Jeffery A. Smisek	$106,500	$175,025	—	—	—	—	$281,525

(1)	The aggregate number of outstanding shares of restricted stock as of December 31, 2014 for each director are as follows: Mr. Armstrong – 5,003; Mr. Beauchamp – 5,003; Ms. Donadio – 2,342; Mr. Guill – 5,003; Mr. Harrison – 5,003; Mr. Jarvis – 5,003; Mr. Mattson – 5,003; and Mr. Smisek – 5,003.
(2)	The aggregate number of outstanding stock options as of December 31, 2014 for each director are as follows: Mr. Armstrong – 59,331; Mr. Beauchamp – 53,908; Ms. Donadio – 0; Mr. Guill – 0; Mr. Harrison – 51,331; Mr. Jarvis – 59,331; Mr. Mattson – 43,063; and Mr. Smisek – 48,125.

Board Compensation

Members of the Company’s Board of Directors who are not full-time employees of the Company receive the following cash compensation:

•	For service on the Board of Directors – an annual retainer of $75,000, paid quarterly;

•	For service as chairperson of the audit committee of the Board of Directors – an annual retainer of $30,000, paid quarterly;

•	For service as chairperson of the compensation committee of the Board of Directors – an annual retainer of $15,000, paid quarterly;

•	For service as chairperson of the nominating/corporate governance committee of the Board of Directors – an annual retainer of $10,000, paid quarterly;

•	For service as a member of the audit committee of the Board of Directors – an annual retainer of $10,000, paid quarterly;

•	For service as a member of the compensation committee of the Board of Directors – an annual retainer of $7,500, paid quarterly;

•	For service as a member of the nominating/corporate governance committee of the Board of Directors – an annual retainer of $5,000, paid quarterly; and

•	$1,500 for each Board meeting and each committee meeting attended.

The Lead Director receives an annual retainer of $25,000, paid quarterly.

Directors of the Board who are also employees of the Company do not receive any compensation for their service as directors.

Members of the Board are also eligible to receive stock options and awards, including restricted stock, performance awards, phantom shares, stock payments, or SARs under the National Oilwell Varco Long-Term Incentive Plan.

The Board approved the grant of 2,342 shares of restricted stock awards on May 14, 2014 to each non-employee director under the National Oilwell Varco Long-Term Incentive Plan. The restricted stock award shares vest 100% on the first anniversary of the date of the grant.

Stock Ownership Guidelines

Under the Company’s stock ownership guidelines, each non-employee director must own Company stock equal to six times the directors’ annual cash retainer. For a discussion of the types of shares that count towards the ownership guidelines, please read “Compensation Discussion and Analysis—Stock Ownership Guidelines for Executives”. All of the Company’s non-employee directors are currently in compliance with the Company’s stock ownership guidelines.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the SEC require that the Company disclose late filings of reports of stock ownership (and changes in stock ownership) by its directors, executive officers, and beneficial owners of more than ten percent of the Company’s stock. The Company has undertaken responsibility for preparing and filing the stock ownership forms required under Section 16(a) of the Securities and Exchange Act of 1934, as amended, on behalf of its officers and directors. Based upon a review of forms filed and information provided by the Company’s officers and directors, we believe that all Section 16(a) reporting requirements were met during 2014, except that Mr. Thigpen failed to timely file three reports covering these transactions.

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

If you wish to submit proposals to be included in our 2015 Proxy Statement, we must receive them on or before December 12, 2015. Please address your proposals to: Craig L. Weinstock, Senior Vice President, General Counsel and Secretary, National Oilwell Varco, Inc., 7909 Parkwood Circle Drive, Houston, Texas 77036.

If you wish to submit proposals at the meeting that are not eligible for inclusion in the Proxy Statement, you must give written notice no later than January 11, 2016 to: Craig L. Weinstock, Senior Vice President, General Counsel and Secretary, National Oilwell Varco, Inc., 7909 Parkwood Circle Drive, Houston, Texas 77036. If you do not comply with this notice provision, the proxy holders will be allowed to use their discretionary voting authority on the proposal when it is raised at the meeting. In addition, proposals must also comply with National Oilwell Varco’s bylaws and the rules and regulations of the SEC.

ANNUAL REPORT AND OTHER MATTERS

At the date this Proxy Statement went to press, we did not know of any other matters to be acted upon at the meeting other than the election of directors, ratification of the appointment of independent auditors, and approval on an advisory basis of the compensation of our named executive officers, as discussed in this Proxy Statement. If any other matter is presented, proxy holders will vote on the matter in accordance with their best judgment.

National Oilwell Varco’s 2014 Annual Report on Form 10-K filed on February 17, 2015 is included in this mailing, but is not considered part of the proxy solicitation materials.

By order of the Board of Directors,

/s/ Craig L. Weinstock

Craig L. Weinstock

Senior Vice President, General Counsel and

Secretary

Houston, Texas

April 10, 2015

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

NATIONAL OILWELL VARCO, INC. 7909 PARKWOOD CIRCLE ATTN: LEGAL DEPT - 7TH FLOOR HOUSTON, TX 77036	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		For	Against	Abstain
1A	Clay C. Williams		☐	☐	☐
1B	Greg L. Armstrong		☐	☐	☐			For	Against	Abstain
1C	Robert E. Beauchamp		☐	☐	☐	3. Approve, by non-binding vote, the compensation of our named executive officers:		☐	☐	☐
1D	Marcela E. Donadio		☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
1E	Ben A. Guill		☐	☐	☐
1F	David D. Harrison		☐	☐	☐
1G	Roger L. Jarvis		☐	☐	☐
1H	Eric L. Mattson		☐	☐	☐
1I	Jeffery A. Smisek		☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2, and 3. :			For	Against	Abstain
2.	Ratification of Independent Auditors:		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The NPS & 10k is/are available at www.proxyvote.com.

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NATIONAL OILWELL VARCO, INC. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 13, 2015

The undersigned hereby appoints Jeremy D. Thigpen and Craig L. Weinstock or either of them with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of National Oilwell Varco, Inc. to be held on Wednesday, May 13, 2015, and any adjournments thereof, and to vote the shares of stock that the signer would be entitled to vote if personally present as indicated on the reverse side and, at their discretion, on any other matters properly brought before the meeting, and any adjournments thereof, all as set forth in the April 10, 2015 proxy statement.

This proxy is solicited on behalf of the board of directors of National Oilwell Varco, Inc. The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted in accordance with the recommendations of the board of directors FOR all director nominees (Proposal 1), FOR the ratification of the independent auditors (Proposal 2), and FOR the approval of the compensation of our named executive officers (Proposal 3).

The undersigned acknowledges receipt of the April 10, 2015 Notice of Annual Meeting and the Proxy Statement, which more particularly describes the matters referred to herein.

Continued and to be signed on reverse side